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As filed with the Securities and Exchange Commission on September 4, 2012

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Air Lease Corporation
(Exact name of each registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	7359 (Primary Standard Industrial Classification Code Number)	27-1840403 (I.R.S. Employer Identification Number)

2000 Avenue of the Stars, Suite 1000N
Los Angeles, CA 90067
(310) 553-0555
(Address, including zip code, and telephone number, including area code, of principal executive offices of the registrant and each additional registrant)

John L. Plueger
President & Chief Operating Officer
Air Lease Corporation
2000 Avenue of the Stars, Suite 1000N
Los Angeles, CA 90067
(310) 553-0555
(Name, address, including zip code, and telephone number, including area code, of agent for service for the registrant and each additional registrant)

Copies to:
Grant A. Levy Executive Vice President, General Counsel & Secretary Air Lease Corporation 2000 Avenue of the Stars, Suite 1000N Los Angeles, CA 90067 (310) 553-0555	Mark H. Kim, Esq. Munger, Tolles & Olson LLP 355 S. Grand Avenue, 35th Floor Los Angeles, CA 90071 (213) 683-9100

Approximate date of commencement of proposed sale to public:
As soon as practicable after this registration statement becomes effective.

           If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

             Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

             Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

5.625% Senior Notes due 2017	$1,000,000,000	100%	$1,000,000,000	$114,600

Guarantees of 5.625% Senior Notes due 2017	(2)	(2)	(2)	(2)

(1)
This estimate is made pursuant to Rule 457(f) of the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of calculating the registration fee.

(2)
No separate consideration will be received for the guarantees, if any. Pursuant to Rule 457(n) of the Securities Act, there is no filing fee with respect to the guarantees.

           The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these notes until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these notes and is not soliciting an offer to buy these notes in any state where the offer or sale is not permitted.

Subject to completion, dated September 4, 2012

PROSPECTUS

AIR LEASE CORPORATION

OFFER TO EXCHANGE
$1,000,000,000 of 5.625% Senior Notes due 2017
that have been registered under the Securities Act of 1933, as amended, for any and all outstanding 5.625% Senior Notes due 2017

        We are offering to exchange up to $1,000,000,000 aggregate principal amount of outstanding 5.625% Senior Notes due 2017 that we issued on March 16, 2012 (the "old notes") for the same principal amount of registered 5.625% Senior Notes due 2017 (the "new notes" and collectively with the old notes, the "notes"). The terms of the new notes are substantially identical in all material respects to the terms of the old notes, except that the new notes will be registered under the Securities Act of 1933, as amended (the "Securities Act"), and will not contain restrictions on transfer, registration rights or provisions for additional interest. The new notes will bear interest at the rate of 5.625% per year, payable in cash semi-annually in arrears on April 1 and October 1, beginning on April 1, 2013.

        The principal features of the exchange offer are as follows:

  •
  We will exchange all old notes that are validly tendered and not properly withdrawn prior to the expiration of the exchange offer for an equal principal amount of new notes.

  •
  You may withdraw tendered old notes at any time prior to the expiration of the exchange offer.

  •
  The exchange offer is not subject to any minimum tender condition, but is subject to customary conditions.

  •
  The exchange offer will expire at 5:00 p.m., New York City time, on                    , 2012, unless extended. We do not currently intend to extend the expiration date.

  •
  The exchange of old notes for new notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes.

  •
  We will not receive any proceeds from the exchange offer.

  •
  There is no existing public market for the old notes or the new notes. We do not intend to apply for listing of the new notes on any securities exchange or automated quotation system.

        All untendered old notes will continue to be subject to the restrictions on transfer set forth in the old notes and the indenture governing the notes. In general, the old notes may not be offered or sold, except in a transaction registered under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the old notes under the Securities Act.

        See "Risk Factors" beginning on page 17 for a discussion of certain risk factors that you should consider in evaluating the exchange offer.

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution" on page 70.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is    , 2012

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to exchange the new notes in any jurisdiction where it is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus and you should assume that the information in any document incorporated by reference in this prospectus is accurate only as of the date of that document. Our business, financial condition, results of operations and prospects may have changed since those dates.

        In this prospectus, unless otherwise indicated or the context otherwise requires, the terms "Company," "ALC," "we," "our and "us" refer to Air Lease Corporation and its consolidated subsidiaries.

i

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance with the Exchange Act, file annual, quarterly and current reports, proxy and information statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy the material we file with the SEC at the SEC's public reference room in Washington, D.C. at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can also request copies of those documents, upon payment of prescribed fees, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public free of charge on the SEC's website at www.sec.gov.

        Our filings with the SEC are also available free of charge on our website at www.airleasecorp.com. The contents of our website are not incorporated by reference into this prospectus. You may also request a copy of our SEC filings, at no cost, by writing or telephoning our General Counsel and Secretary at:

Air Lease Corporation
General Counsel and Secretary
2000 Avenue of the Stars, Suite 1000N
Los Angeles, California 90067
(310) 553-0555

In order to ensure timely delivery, you must make such request no later than five business days before the expiration of the exchange offer.

 INCORPORATION BY REFERENCE

        This prospectus "incorporates by reference" certain information we file with the SEC under the Exchange Act. This means that we are disclosing important information to you by referring you to these filings. The information we incorporate by reference is considered a part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede this information.

        Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent a statement contained in this prospectus or in any other subsequently filed document that is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement.

        We incorporate by reference the following documents that we have filed with the SEC, except to the extent that information in such documents is updated or superseded by information contained in this prospectus:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

  •
  Our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2012 and June 30, 2012; and

  •
  Our Current Reports on Form 8-K filed January 18, 2012, March 9, 2012, March 13, 2012, March 19, 2012, April 12, 2012, April 25, 2012, May 7, 2012, May 16, 2012, July 9, 2012 and August 31, 2012.

        We also incorporate by reference each of the documents that we file with the SEC (excluding any information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of the initial registration statement and prior to effectiveness of the registration statement and on or after the date of this prospectus and prior to the termination of the exchange offer to which this prospectus relates. You may request copies, at no cost, of any and all of the documents that are incorporated by reference in this prospectus, including any future filings, by writing or telephoning our General Counsel and Secretary at:

Air Lease Corporation
General Counsel and Secretary
2000 Avenue of the Stars, Suite 1000N
Los Angeles, California 90067
(310) 553-0555

In order to ensure timely delivery, you must make such request no later than five business days before the expiration of the exchange offer.

        These filings can also be obtained through the SEC as described above or, with respect to certain of these documents, at our website at www.airleasecorp.com. Except for the documents described above, information included or referred to on, or otherwise accessible through, our website is not incorporated by reference in this prospectus.

FORWARD-LOOKING STATEMENTS

        Statements in this prospectus that are not historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on our current intent, belief and expectations. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "believes," "can," "could," "may," "predicts," "potential," "should," "will," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "intends" and similar words or phrases. Accordingly, these statements are only predictions and involve estimates, known and unknown risks, and assumptions and uncertainties that could cause actual results to differ materially from those expressed in such statements. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described in the section titled "Risk factors" and elsewhere in this prospectus, including the following factors, among others:

  •
  our limited operating history;

  •
  our inability to make acquisitions of, or to lease, aircraft on favorable terms;

  •
  our inability to obtain additional financing on favorable terms, if required, to complete the acquisition of aircraft as currently contemplated or to fund the operations and growth of our business;

  •
  our inability to obtain refinancing prior to the time our debt matures;

  •
  impaired financial condition and liquidity of our lessees;

  •
  deterioration of economic conditions in the commercial aviation industry generally;

  •
  increased maintenance, operating or other expenses or changes in the timing thereof;

  •
  changes in the regulatory environment;

  •
  potential natural disasters and terrorist attacks and the amount of our insurance coverage, if any, relating thereto; and

  •
  additional risks described in our filings with the SEC.

        All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

        This summary highlights information contained or incorporated by reference in this prospectus. Because it is only a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus and the documents incorporated by reference in this prospectus carefully before making an investment decision.

 Our Company

        Air Lease Corporation is an aircraft leasing company that was launched in February 2010 by aircraft leasing industry pioneer Steven F. Udvar-Házy. We are principally engaged in purchasing commercial aircraft which we, in turn, lease to airlines around the world to generate attractive returns on equity. We lease our aircraft to airlines pursuant to net operating leases that require the lessee to pay for maintenance, insurance, taxes and all other aircraft operating expenses during the lease term. For additional information about our business, operations and financial results, see the documents listed under "Incorporation by Reference."

        Our principal executive office is located at 2000 Avenue of the Stars, Suite 1000N, Los Angeles, California 90067. Our telephone number is (310) 553-0555 and our website is www.airleasecorp.com. Information included or referred to on, or otherwise accessible through, our website is not intended to form a part of or be incorporated by reference into this prospectus.

Risk Factors

        You should carefully consider all of the information contained in this prospectus, including information in documents incorporated by reference in this prospectus, prior to participating in the exchange offer. In particular, we urge you to carefully consider the factors set forth under "Risk Factors" in this prospectus and those risk factors incorporated by reference in this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and our other periodic reports filed with the SEC.

 The Exchange Offer

        The summary below describes the principal terms of the exchange offer. Certain of the terms and conditions described below are subject to important limitations and exceptions. The sections of this prospectus entitled "The Exchange Offer" and "Description of Notes" contain a more detailed description of the terms and conditions of the exchange offer and the new notes.

No minimum condition	We are not conditioning the exchange offer on the tender of any minimum principal amount of old notes.
The exchange offer

We are offering to exchange $1,000,000,000 aggregate principal amount of new notes registered under the Securities Act for the same principal amount of old notes. The terms of the new notes will be substantially identical in all material respects to the terms of the old notes, except that the provisions for transfer restrictions, registration rights and rights to payment of additional interest due to default in the performance of certain of our obligations under the Registration Rights Agreement applicable to the old notes will not apply to the new notes.

Expiration date

The exchange offer expires at 5:00 p.m., New York City time, on                        , 2012, unless we decide to extend the exchange offer. For additional information, see "The Exchange Offer—Expiration date; extensions and amendments."

Conditions to the exchange offer

The exchange offer is not subject to any conditions other than that the exchange offer does not violate any applicable law or applicable SEC staff interpretations and there is no action or proceeding instituted in any court or by any governmental agency prohibiting us or any guarantor from proceeding with the exchange offer. We reserve the right to terminate or end the exchange offer at any time before the expiration date if the foregoing conditions are not satisfied. For additional information, see "The Exchange Offer—Conditions to the exchange offer."

How to tender old notes for exchange	You may tender your old notes through book-entry transfer in accordance with The Depository Trust Company's Automated Tender Offer Program. If you wish to accept the exchange offer, you must:

•

transmit a properly completed and duly executed letter of transmittal, together with the old notes being tendered and all other documents required by such letter of transmittal, at or before 5:00 p.m., New York City time, on the expiration date, to the exchange agent at the address set forth under "The Exchange Offer—The exchange agent"; or

•

arrange for The Depository Trust Company to transmit to the exchange agent certain required information, including an agent's message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, and transfer the old notes being tendered into the exchange agent's account at The Depository Trust Company.

For additional information, see "The Exchange Offer—How to tender old notes for exchange."
Guaranteed delivery procedures

If you wish to tender your old notes and time will not permit your required documents to reach the exchange agent by 5:00 p.m., New York City time, on the expiration date, or the procedures for book-entry transfer cannot be completed on a timely basis, you may tender your old notes according to the guaranteed delivery procedures described in "The Exchange Offer—Guaranteed delivery procedures."

Special procedures for beneficial owners

If you beneficially own old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should contact the registered holder of your old notes promptly and instruct the registered holder to tender on your behalf.

Withdrawal of tenders

You may withdraw your tender of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date, by delivering a notice of withdrawal to the exchange agent in conformity with the procedures described under "The Exchange Offer—Withdrawal rights."

Acceptance of old notes and delivery of new notes

We will accept any and all old notes that are validly tendered in the exchange offer and not properly withdrawn prior to 5:00 p.m., New York City time, on the expiration date. The new notes issued pursuant to the exchange offer will be delivered as soon as reasonably practicable following the expiration date. For additional information, see "The Exchange Offer—Acceptance of old notes; delivery of new notes."

Registration rights agreement

We are making the exchange offer pursuant to the registration rights agreement (the "Registration Rights Agreement") that we entered into on March 16, 2012, with the initial purchaser of the old notes. As a result of making and consummating this exchange offer, we will have fulfilled our obligations under the Registration Rights Agreement with respect to the registration of securities, subject to certain limited exceptions. If you do not tender your old notes in the exchange offer, you will not have any further registration rights under the Registration Rights Agreement or otherwise unless you were or are not eligible to participate in the exchange offer.

Resale of the new notes

We believe the new notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

• you are not an affiliate (within the meaning of Rule 405 of the Securities Act) of ours;
• the new notes you receive pursuant to the exchange offer are being acquired in the ordinary course of your business;
• you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes issued to you in the exchange offer;
• if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of the new notes issued to you in the exchange offer; and

•

if you are a broker-dealer, you will receive the new notes for your own account, the old notes were acquired by you as a result of market-making or other trading activities, and you will deliver a prospectus when you resell or transfer any new notes issued to you in the exchange offer. See "Plan of Distribution" for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

If you do not meet these requirements, your resale of the new notes must comply with the registration and prospectus delivery requirements of the Securities Act.

Our belief is based on interpretations by the SEC staff, as set forth in no-action letters issued to third parties. The SEC staff has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the SEC staff would make a similar determination with respect to this exchange offer.

If our belief is not accurate and you transfer a new note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume or indemnify you against this liability.

For additional information, see "The Exchange Offer—Resale of the new notes."

Consequences of failure to exchange your old notes

If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the restrictions on transfer provided in the legend on the old notes and in the indenture governing the notes. In general, old notes may not be offered or sold unless registered or sold in a transaction exempt from registration under the Securities Act and applicable state securities laws. Accordingly, the trading market for your untendered old notes could be adversely affected. For additional information, see "The Exchange Offer—Consequences of failure to exchange old notes."

Use of proceeds	We will not receive any proceeds from the exchange offer. For additional information, see "Use of Proceeds."
Exchange agent	The exchange agent for the exchange offer is Deutsche Bank Trust Company Americas. For additional information, see "The Exchange Offer—The exchange agent" and the accompanying letter of transmittal.
Material U.S. federal income tax consequences

The exchange of your old notes for new notes will not be a taxable exchange for U.S. federal income tax purposes. You should consult your own tax advisor as to the tax consequences to you of the exchange offer, as well as the tax consequences of ownership and disposition of the new notes. For additional information, see "Material United States Federal Income Tax Consequences."

 The New Notes

        The terms of the new notes will be substantially identical in all material respects to the terms of the old notes, except that the provisions for transfer restrictions, registration rights and rights to payment of additional interest due to default in the performance of certain of our obligations under the Registration Rights Agreement applicable to the old notes will not apply to the new notes. The following is a summary of the principal terms of the new notes. A more detailed description is contained in the section "Description of Notes" in this prospectus.

Issuer	Air Lease Corporation, a Delaware corporation.
Securities	$1.0 billion aggregate principal amount of 5.625% Senior Notes due 2017.
Maturity	April 1, 2017.
Interest payment dates

April 1 and October 1, commencing April 1, 2013. Interest will accrue from March 16, 2012, the date of issuance of the old notes, or, if interest with respect to the old notes has already been paid, from the most recent interest payment date for the old notes.

Optional redemption

At any time prior to April 1, 2015, we may redeem up to 40% of the original principal amount of the new notes with the proceeds of certain equity offerings at a redemption price of 105.625% of the principal amount of the new notes, together with accrued and unpaid interest to the date of redemption.

At any time prior to April 1, 2017, we may also redeem some or all of the new notes at a price equal to 100% of the principal amount of the new notes, plus accrued and unpaid interest, plus a "make-whole premium."

Change of control offer

Upon the occurrence of specific kinds of changes of control, you will have the right, as holders of the new notes, to cause us to repurchase some or all of your new notes at 101% of their face amount, plus accrued and unpaid interest to, but not including, the repurchase date. See "Description of Notes—Repurchase at the option of holders—Change of control."

Ranking	The new notes will be our senior unsecured obligations and will:
• rank senior in right of payment to all of our future subordinated indebtedness;
• rank equally in right of payment with all of our existing and future senior indebtedness;
• be effectively subordinated to any of our existing and future secured debt, to the extent of the value of the assets securing such debt; and
• be structurally subordinated to all of the existing and future indebtedness and other liabilities (including trade payables) of each of our subsidiaries.

As of June 30, 2012:
• we and our subsidiaries had approximately $4.0 billion of total indebtedness (including the new notes) on a consolidated basis;

•

we (excluding our subsidiaries) had approximately $2.2 billion of unsecured indebtedness, guaranties of subsidiary indebtedness of approximately $668.6 million that were secured by pledges of our equity in such subsidiaries, and no other secured indebtedness;

• our subsidiaries had approximately $1.8 billion of indebtedness, all of which was structurally senior to the new notes; and
• our subsidiaries had commitments of approximately $773.0 million available to borrow under such subsidiaries' various credit facilities, none of which are guaranteed by us.
Covenants

We issued the old notes and will issue the new notes under an indenture with Deutsche Bank Trust Company Americas, as trustee. The indenture contains, among other things, financial maintenance tests covering:

• consolidated net-worth;
• consolidated unencumbered assets; and
• interest coverage;
limits our ability and the ability of our subsidiaries to:
• pay dividends on or repurchase certain equity interests or prepay subordinated obligations;
• enter into transactions with affiliates; and
• alter our lines of business;
limits the ability of our subsidiaries to incur unsecured indebtedness; and
limits our ability and the ability of any of our subsidiaries that guarantee the notes, if any, to consolidate, merge or sell all or substantially all of our assets or the assets of such subsidiary.

These covenants are subject to a number of important exceptions and qualifications, including the suspension of the interest coverage test and the limitation on our ability to pay dividends on or repurchase certain equity interests or prepay subordinated obligations at such time as the notes are rated investment grade by each of S&P and Fitch. For more details, see "Description of Notes."

Future note guarantees

The new notes will not be guaranteed by any of our subsidiaries on the date the new notes are initially issued. However, the new notes will be required to be guaranteed on a senior unsecured basis by all of our existing and future direct and indirect subsidiaries if those subsidiaries guarantee certain of our indebtedness. Thereafter, under certain circumstances, subsidiary guarantors may be released from their note guarantees without the consent of the holders of notes. The note guarantees, if any, would be the senior unsecured obligations of our subsidiaries that guaranty the notes. See "Description of Notes—Note guarantees."

Absence of public market for the notes

The new notes are a new issue of securities and there is currently no established trading market for the new notes. If issued, the new notes generally will be freely transferable but will also be new securities for which there will not initially be a market. Accordingly, a liquid market for new notes may not develop. The initial purchaser of the old notes has advised us that it currently intends to make a market in the new notes. However, it is not obligated to do so, and any market making with respect to the new notes may be discontinued without notice.

Summary Historical Consolidated Financial Information

        The following table sets forth summary consolidated financial data for Air Lease Corporation and subsidiaries. The historical results presented are not necessarily indicative of future results. The summary consolidated financial data set forth below should be read in conjunction with the financial statements and related notes incorporated by reference in this prospectus.

	Six months ended June 30,			For the period from inception to December 31, 2010
			Year ended December 31, 2011
(in thousands)	2012	2011
	(unaudited)	(unaudited)
Operating data:
Rentals of flight equipment	$286,787	$128,616	$332,719	$57,075
Interest and other	3,939	943	4,022	1,291

Total revenues	290,726	129,559	336,741	58,366
Expenses	205,232	113,746	253,900	119,281

Income (loss) before taxes	85,494	15,813	82,841	(60,915)
Income tax (expense) benefit	(30,395)	(5,614)	(29,609)	8,875

Net income (loss)	$55,099	$10,199	$53,232	$(52,040)
Other financial data (unaudited):
Adjusted net income(1)	$70,813	$31,172	$87,954	$2,520
Adjusted EBITDA(2)	$261,216	$108,029	$290,168	$32,973
Cash flow data:
Net cash flows from:
Operating activities	$240,220	$87,032	$267,166	$41,934
Investing activities	(1,562,888)	(1,371,323)	(2,977,156)	(1,851,520)
Financing activities	1,429,450	1,400,508	2,662,974	2,138,407

(in thousands, except aircraft data)	As of June 30, 2012	As of December 31, 2011	As of December 31, 2010
	(unaudited)
Balance sheet data:
Flight equipment subject to operating leases (net of accumulated depreciation)	$5,653,252	$4,237,416	$1,629,809
Total assets	6,808,337	5,164,593	2,276,282
Total debt	4,046,786	2,602,799	911,981
Total liabilities	4,567,487	2,988,310	1,051,347
Shareholders' equity	2,240,850	2,176,283	1,224,935
Other operating data:
Aircraft lease portfolio at period end:
Owned(3)	137	102	40
Managed(4)	3	2	—

(1)
Adjusted net income (defined as net income (loss) before stock-based compensation expense and non-cash interest expense, which includes the amortization of debt issuance costs, extinguishment of debt and convertible debt discounts) is a measure of both operating performance and liquidity that is not defined by GAAP and should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP. Adjusted net income is presented as a supplemental disclosure because management believes that it may be a useful performance measure that is used within our industry. We believe adjusted net income provides useful information on our earnings from ongoing operations, our ability to service our long-term debt and other fixed obligations, and our ability to fund our expected growth with internally generated funds. Set forth below is additional detail as to how we use adjusted net income as a measure of both operating performance and liquidity, as well as a discussion of the limitations of adjusted net income as an analytical tool and a reconciliation of adjusted net income to our GAAP net loss and cash flow from operating activities.

          Operating Performance:     Management and our board of directors use adjusted net income in a number of ways to assess our consolidated financial and operating performance, and we believe this measure is helpful in identifying trends in our performance. We use adjusted net income as a measure of our consolidated operating performance exclusive of income and expenses that relate to the financing, income taxes, and capitalization of the business. Also, adjusted net income assists us in comparing our operating performance on a consistent basis as it removes the impact of our capital structure (primarily one-time amortization of convertible debt discounts) and stock-based compensation expense from our operating results. In addition, adjusted net income helps management identify controllable expenses and make decisions designed to help us meet our current financial goals and optimize our financial performance. Accordingly, we believe this metric measures our financial performance based on operational factors that we can influence in the short term, namely the cost structure and expenses of the organization.

          Liquidity:     In addition to the uses described above, management and our board of directors use adjusted net income as an indicator of the amount of cash flow we have available to service our debt obligations, and we believe this measure can serve the same purpose for our investors.

          Limitations:     Adjusted net income has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our operating results or cash flows as reported under GAAP. Some of these limitations are as follows:

    •
    adjusted net income does not reflect (i) our cash expenditures or future requirements for capital expenditures or contractual commitments, or (ii) changes in or cash requirements for our working capital needs; and

    •
    our calculation of adjusted net income may differ from the adjusted net income or analogous calculations of other companies in our industry, limiting its usefulness as a comparative measure.

          The following tables show the reconciliation of net income (loss) and cash flows from operating activities, the most directly comparable GAAP measures of performance and liquidity, to adjusted net income.

	Six months ended June 30,			For the period from inception to December 31, 2010
			Year ended December 31, 2011
(in thousands)	2012	2011
	(unaudited)
Reconciliation of cash flows from operating activities to adjusted net income:
Net cash provided by operating activities	$240,220	$87,032	$267,166	$41,934
Depreciation of flight equipment	(96,873)	(42,774)	(112,307)	(19,262)
Stock-based compensation	(17,424)	(22,660)	(39,342)	(24,044)
Deferred taxes	(30,391)	(5,614)	(29,567)	8,875
Amortization of discounts and deferred debt issue costs	(6,958)	(4,664)	(9,481)	(4,883)
Extinguishment of debt	—	(3,349)	(3,349)	—
Amortization of convertible debt discounts	—	—	—	(35,798)
Changes in operating assets and liabilities:
Other assets	8,387	16,327	17,438	8,040
Accrued interest and other payables	(31,161)	(6,932)	(19,347)	(18,864)
Rentals received in advance	(10,701)	(7,167)	(17,979)	(8,038)

Net income (loss)	55,099	10,199	53,232	(52,040)
Amortization of discounts and deferred debt issue costs	6,958	4,664	9,481	4,883
Extinguishment of debt	—	3,349	3,349	—
Amortization of convertible debt discounts	—	—	—	35,798
Stock-based compensation	17,424	22,660	39,342	24,044
Tax effect	(8,668)	(9,700)	(17,450)	(10,165)

Adjusted net income	$70,813	$31,172	$87,954	$2,520

	Six months ended June 30,			For the period from inception to December 31, 2010
			Year ended December 31, 2011
(in thousands)	2012	2011
	(unaudited)
Reconciliation of net income to adjusted net income:
Net income (loss)	$55,099	$10,199	$53,232	$(52,040)
Amortization of discounts and deferred debt issue costs	6,958	4,664	9,481	4,883
Extinguishment of debt	—	3,349	3,349	—
Amortization of convertible debt discounts	—	—	—	35,798
Stock-based compensation	17,424	22,660	39,342	24,044
Tax effect	(8,668)	(9,700)	(17,450)	(10,165)

Adjusted net income	$70,813	$31,172	$87,954	$2,520
(2)
Adjusted EBITDA (defined as net income (loss) before net interest expense, stock-based compensation expense, income tax expense, and depreciation and amortization expense) is a measure of both operating performance and liquidity that is not defined by GAAP and should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP. Adjusted EBITDA is presented as a supplemental disclosure because management believes that it may be a useful performance measure that is used within our industry. We believe adjusted EBITDA provides useful information on our earnings from ongoing operations, our ability to service our long-term debt and other fixed obligations, and our ability to fund our expected growth with internally generated funds. Set forth below is additional detail as to how we use adjusted EBITDA as a measure of both operating performance and liquidity, as well as a discussion of the limitations of adjusted EBITDA as an analytical tool and a reconciliation of adjusted EBITDA to our GAAP net loss and cash flow from operating activities.

          Operating Performance:     Management and our board of directors use adjusted EBITDA in a number of ways to assess our consolidated financial and operating performance, and we believe this measure is helpful in identifying trends in our performance. We use adjusted EBITDA as a measure of our consolidated operating performance exclusive of income and expenses that relate to the financing, income taxes, and capitalization of the business. Also, adjusted EBITDA assists us in comparing our operating performance on a consistent basis as it removes the impact of our capital structure (primarily one-time amortization of convertible debt discounts) and stock-based compensation expense from our operating results. In addition, adjusted EBITDA helps management identify controllable expenses and make decisions designed to help us meet our current financial goals and optimize our financial performance. Accordingly, we believe this metric measures our financial performance based on operational factors that we can influence in the short term, namely the cost structure and expenses of the organization.

          Liquidity:     In addition to the uses described above, management and our board of directors use adjusted EBITDA as an indicator of the amount of cash flow we have available to service our debt obligations, and we believe this measure can serve the same purpose for our investors.

          Limitations:     Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our operating results or cash flows as reported under GAAP. Some of these limitations are as follows:

    •
    adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

    •
    adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs;

    •
    adjusted EBITDA does not reflect interest expense or cash requirements necessary to service interest or principal payments on our debt; and

    •
    other companies in our industry may calculate these measures differently from how we calculate these measures, limiting their usefulness as comparative measures.

          The following tables show the reconciliation of net income (loss) and cash flows from operating activities, the most directly comparable GAAP measures of performance and liquidity, to adjusted EBITDA.

	Six months ended June 30,			For the period from inception to December 31, 2010
			Year ended December 31, 2011
(in thousands)	2012	2011
	(unaudited)
Reconciliation of cash flows from operating activities to adjusted EBITDA:
Net cash provided by operating activities	$240,220	$87,032	$267,166	$41,934
Depreciation of flight equipment	(96,873)	(42,774)	(112,307)	(19,262)
Stock-based compensation	(17,424)	(22,660)	(39,342)	(24,044)
Deferred taxes	(30,391)	(5,614)	(29,567)	8,875
Amortization of discounts and deferred debt issue costs	(6,958)	(4,664)	(9,481)	(4,883)
Extinguishment of debt	—	(3,349)	(3,349)	—
Amortization of convertible debt discounts	—	—	—	(35,798)
Changes in operating assets and liabilities:
Other assets	8,387	16,327	17,438	8,040
Accrued interest and other payables	(31,161)	(6,932)	(19,347)	(18,864)
Rentals received in advance	(10,701)	(7,167)	(17,979)	(8,038)

Net income (loss)	55,099	10,199	53,232	(52,040)
Net interest expense	61,425	26,782	55,678	50,582
Income taxes	30,395	5,614	29,609	(8,875)
Depreciation	96,873	42,774	112,307	19,262
Stock-based compensation	17,424	22,660	39,342	24,044

Adjusted EBITDA	$261,216	$108,029	$290,168	$32,973

	Six months ended June 30,			For the period from inception to December 31, 2010
			Year ended December 31, 2011
(in thousands)	2012	2011
	(unaudited)
Reconciliation of net income to adjusted EBITDA:
Net income (loss)	$55,099	$10,199	$53,232	$(52,040)
Net interest expense	61,425	26,782	55,678	50,582
Income taxes	30,395	5,614	29,609	(8,875)
Depreciation	96,873	42,774	112,307	19,262
Stock-based compensation	17,424	22,660	39,342	24,044

Adjusted EBITDA	$261,216	$108,029	$290,168	$32,973
(3)
As of June 30, 2012, we owned 137 aircraft of which 68 were purchased as new aircraft and 69 were purchased as used aircraft. As of December 31, 2011, we owned 102 aircraft of which 36 were purchased as new aircraft and 66 were purchased as used aircraft. As of December 31, 2010, we owned 40 aircraft of which four were purchased as new aircraft and 36 were purchased as used aircraft.

(4)
As of June 30, 2012 and December 31, 2011, we managed three and two aircraft, respectively. As of December 31, 2010, we did not manage any aircraft.

RISK FACTORS

        You should consider carefully all of the risks described below, as well as the risks incorporated by reference in this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and our other periodic reports filed with the SEC, along with the other information contained in this prospectus, before making a decision to tender your old notes in the exchange offer. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled "Forward-Looking Statements."

        As used in this "Risk Factors" section, "we," "our," and "us" refer to Air Lease Corporation only and not to its subsidiaries.

Risks related to the exchange offer

There may be adverse consequences if you do not exchange your old notes for new notes.

        If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to restrictions on the transfer of your old notes as set forth in the offering memorandum distributed in connection with the private offering of the old notes. In general, the old notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreement, we do not intend to register resales of the old notes under the Securities Act. You should refer to "The Exchange Offer" for information about how to tender your old notes. The tender of old notes under the exchange offer will reduce the outstanding amount of the old notes, which may have an adverse effect upon, and increase the volatility of, the market price of the old notes due to a reduction in liquidity.

Your ability to transfer the new notes may be limited by the absence of an active trading market, and we cannot assure you that an active trading market will develop for the new notes.

        We do not intend to apply for listing of the new notes on a securities exchange or on any automated dealer quotation system. There is currently no established market for the new notes, and we cannot assure you as to the liquidity of markets that may develop for the new notes, your ability to sell the new notes or the price at which you would be able to sell the new notes. If such markets were to exist, the new notes could trade at prices that may be lower than their principal amount or purchase price depending on many factors, including prevailing interest rates, the market for similar notes, our financial and operating performance and other factors. The initial purchaser in the private offering of the old notes has advised us that it currently intends to make a market with respect to the new notes. However, the initial purchaser is not obligated to do so, and any market making with respect to the new notes may be discontinued at any time without notice. In addition, such market making activity may be limited during the pendency of the exchange offer. Therefore, we cannot assure you that an active market for the new notes will develop or, if developed, that it will continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes. The market, if any, for the new notes may experience similar disruptions and any such disruptions may adversely affect the prices at which you may sell your new notes.

You must comply with the exchange offer procedures in order to receive the new notes.

        The new notes will be issued in exchange for the old notes only after timely receipt by the exchange agent of the old notes or a book-entry confirmation related thereto, a properly completed and executed letter of transmittal or an agent's message, and all other required documentation. If you want to tender your old notes in exchange for new notes, you should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent is under any duty to notify you of any defects or irregularities with respect to the tenders of old notes for exchange. Old notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to the existing transfer restrictions.

Certain persons who participate in the exchange offer must comply with the registration and prospectus delivery requirements of the Securities Act in connection with resales of the new notes.

        Based on the interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co., Inc., SEC no-action letter (June 5, 1991), and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell, or otherwise transfer the new notes without being obligated to comply with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under "Plan of Distribution," certain holders of the new notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to offer for resale, resell, or otherwise transfer the new notes. If such a holder transfers any new notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration of such a holder's transfer under the Securities Act, such a holder may incur liability under the Securities Act. We do not and will not assume, or indemnify such a holder against, this liability.

Risks related to the new notes

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the new notes.

        We and our subsidiaries have, and after the exchange offer will continue to have, a significant amount of indebtedness. As of June 30, 2012, our total consolidated indebtedness, including the old notes affected by this exchange offer, was approximately $4.0 billion.

        Subject to the limits contained in the agreements governing our other existing and future indebtedness and the indenture governing the new notes, we may be able to incur substantial additional debt from time to time to finance aircraft, working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our high level of debt could intensify. Specifically, our high level of debt could have important consequences to the holders of the new notes, including the following:

  •
  making it more difficult for us to satisfy our obligations with respect to the new notes and our other debt;

  •
  limiting our ability to obtain additional financing to fund the acquisition of aircraft or for other general corporate requirements;

  •
  requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for aircraft acquisitions and other general corporate purposes;

  •
  increasing our vulnerability to general adverse economic and industry conditions;

  •
  exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under our various credit facilities, are at variable rates of interest;

  •
  limiting our flexibility in planning for and reacting to changes in the aircraft industry;

  •
  placing us at a disadvantage compared to other competitors; and

  •
  increasing our cost of borrowing.

        In addition, the indenture governing the new notes and the agreements governing our existing indebtedness contain restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, may result in the acceleration of some or all of our debt.

We may not be able to generate sufficient cash to service all of our indebtedness, including the new notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

        Our ability to make scheduled payments on or refinance our debt obligations, including the new notes, depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal of, premium, if any, or interest on our indebtedness, including the new notes.

        As of June 30, 2012, we had $4.0 billion in debt outstanding, and we expect this amount to grow as we acquire more aircraft. If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay aircraft purchases or to dispose of material assets or leases, or seek additional debt or equity capital or to restructure or refinance our indebtedness, including the new notes. We may not be able to effect any such alternative measures on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. Certain agreements governing our existing indebtedness restrict our ability to dispose of assets and use the proceeds from those dispositions. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due. See "Management's discussion and analysis of financial condition and results of operations—Liquidity and capital resources—Debt" in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012.

        In addition, we conduct substantially all of our operations through our subsidiaries, none of which will be guarantors of the new notes on the date that the new notes are initially issued. Accordingly, repayment of our indebtedness, including the new notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend or otherwise. Unless they become guarantors of the new notes or our other indebtedness, our subsidiaries do not have any obligation to pay amounts due on the new notes or our other indebtedness, as the case may be, or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to us sufficient to enable us to make payments in respect of our indebtedness, including the new notes. Each subsidiary is a distinct legal entity, and legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the new notes.

        Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations under the new notes.

        If we cannot make scheduled payments on our indebtedness, we will be in default and holders of our debt securities or our lenders, as applicable, may be able to declare such indebtedness to be due and payable, terminate commitments to lend money, foreclose against the assets, if any, securing such indebtedness, or pursue other remedies, including potentially forcing us into bankruptcy or liquidation. All of these events could result in you losing your entire investment in the new notes.

Despite our current level of indebtedness, we and our subsidiaries may still be able to incur substantially more debt, which could further exacerbate the risks to our financial condition described above.

        We and our subsidiaries may be able to incur significant additional indebtedness. Although the indenture governing the new notes and the agreements governing certain of our other indebtedness contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. If we incur any additional indebtedness that ranks equally with the new notes, subject to collateral arrangements, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution, or other winding up of our company. This may have the effect of reducing the amount of proceeds paid to you. These restrictions also do not prevent us from incurring obligations that do not constitute indebtedness. If new debt is added to our current debt levels, the related risks that we now face could intensify. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and capital resources—Debt" in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012 and "Description of Notes."

The terms of the indenture governing the new notes and the agreements governing certain of our other indebtedness restrict our current and future operations.

        The indenture governing the new notes offered hereby and the agreements governing certain of our other indebtedness contain a number of restrictive covenants that impose significant operating and financial restrictions on us and limit our ability to engage in acts that may be in our long-term best interest, including restrictions on our ability to:

  •
  incur additional indebtedness and guarantee indebtedness;

  •
  pay dividends on or repurchase certain equity interests or prepay subordinated obligations;

  •
  enter into transactions with affiliates;

  •
  alter our lines of business; and

  •
  consolidate, merge, or sell all or substantially all of our assets.

        Certain of these restrictions are subject to suspension at such time as the new notes are rated investment grade by each of S&P and Fitch. In addition, the restrictive covenants in the indenture governing the new notes and the agreements governing certain of our indebtedness require us to maintain specified financial ratios and tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we may be unable to meet them. See "Description of notes—Certain covenants" for further information about the covenants applicable to the new notes. Also see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and capital resources—Debt" in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012.

        A breach of the covenants or restrictions under the indenture governing the new notes or under the agreements governing certain of our indebtedness could result in an event of default under the applicable indebtedness. Such a default may allow holders of our debt securities or our lenders, as applicable, to accelerate the related indebtedness, which may result in the acceleration of other indebtedness to which a cross-acceleration or cross-default provision applies. In addition, such lenders or debtholders could terminate commitments to lend money, if any. Furthermore, if we were unable to repay the indebtedness then due and payable, secured lenders could proceed against the assets, if any, securing such indebtedness. In the event our lenders or holders of our debt securities accelerate the repayment of our borrowings, we may not have sufficient assets to repay that indebtedness. As a result of these restrictions, we may be:

  •
  limited in how we conduct and grow our business;

  •
  unable to raise additional debt or equity financing to operate during general economic or business downturns; or

  •
  unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect our ability to grow in accordance with our strategy.

The new notes will be effectively subordinated to our secured indebtedness to the extent of the value of the property securing that indebtedness.

        The new notes will not be secured by any of our or our subsidiaries' assets. As a result, the new notes and the guarantees, if any are given in the future by our subsidiaries, will be effectively subordinated to our and such subsidiary guarantors' indebtedness with respect to the assets that secure such indebtedness. As of June 30, 2012, we had unsecured indebtedness of approximately $2.2 billion and guarantees of subsidiary indebtedness of approximately $668.6 million secured by pledges of the equity of such subsidiaries, and our subsidiaries had approximately $1.8 billion of secured indebtedness outstanding. In addition, we and our subsidiaries may incur additional secured debt in the future. As a result of this effective subordination, upon a default in payment on, or the acceleration of, any of this secured indebtedness, or in the event of bankruptcy, insolvency, liquidation, dissolution or reorganization of our company or a subsidiary, the proceeds from the sale of assets securing our or such subsidiary's secured indebtedness will be available to pay obligations on the new notes and other unsecured obligations only after such secured debt has been paid in full. Consequently, the holders of the new notes may receive less, ratably, than the holders of secured debt in the event of our or our subsidiaries' bankruptcy, insolvency, liquidation, dissolution or reorganization, even if those subsidiaries in the future guarantee the new notes.

The new notes will be structurally subordinated to all obligations of our existing and future subsidiaries.

        The new notes will not be guaranteed by any of our subsidiaries on the date the new notes are issued. The new notes will be required to be guaranteed by each of our existing and subsequently acquired or organized subsidiaries that guarantee certain of our indebtedness. Except for any future subsidiary guarantors of the new notes, our subsidiaries will have no obligation, contingent or otherwise, to pay amounts due under the new notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan, or other payment. The new notes will be structurally subordinated to all indebtedness and other obligations of any non-guarantor subsidiary such that in the event of bankruptcy, insolvency, liquidation, reorganization, dissolution, or other winding up of any such subsidiary, all of that subsidiary's creditors (including trade creditors) would be entitled to payment in full out of that subsidiary's assets before we would be entitled to any payment.

        The indenture governing the new notes permits these subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

        For the six monthes ended June 30, 2012, our subsidiaries represented substantially all of our consolidated revenue. As of June 30, 2012, our subsidiaries held 100% of our aircraft assets and had $1.8 billion of total indebtedness, all of which would be structurally senior to the new notes.

        In addition, our subsidiaries that provide future note guarantees of the new notes will be automatically released from those note guarantees upon the occurrence of certain events, including the following:

  •
  the release or discharge of each guarantee that resulted in the obligation of such subsidiary guarantor to guarantee the new notes; or

  •
  the sale or other disposition, including the sale of substantially all the assets, of that subsidiary guarantor.

        If any note guarantee of the new notes is released, no holder of the new notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be effectively senior to the claim of any holders of the new notes. See "Description of Notes—Note guarantees."

We may not be able to repurchase the new notes upon a change of control.

        Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding new notes at 101% of their principal amount, plus accrued and unpaid interest to the purchase date. Additionally, under certain of the agreements governing our other indebtedness, a change of control (as defined therein) may constitute an event of default thereunder permitting the lenders to accelerate the maturity of such indebtedness or requiring us to offer to purchase such other indebtedness, often at a premium. The source of funds for any purchase of the new notes and other debt securities and repayment of accelerated indebtedness would be our available cash or cash generated from our subsidiaries' operations or other sources, including borrowings, sales of assets, or sales of equity. We may not be able to repurchase the new notes upon a change of control because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a change of control and to repay our other indebtedness that will become due. If we fail to repurchase the new notes in that circumstance, we will be in default under the indenture governing the new notes. In addition, our ability to repurchase the new notes also may be limited by law. In order to avoid the obligations to repurchase the new notes and resulting events of default and potential breaches of our various credit facilities, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

        In addition, certain important corporate events, such as leveraged recapitalizations, may not, under the indenture governing the new notes, constitute a "change of control" that would require us to repurchase the new notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the new notes. See "Description of Notes—Repurchase at the option of holders—Change of control."

        The exercise by the holders of the new notes of their right to require us to repurchase the new notes pursuant to a change of control offer could cause a default under the agreements governing our other indebtedness, including future agreements, even if the change of control itself does not cause such a default, due to the financial effect such repurchases could have on us. In the event a change of control offer is required to be made at a time when we are prohibited from purchasing the new notes, we could attempt to refinance the borrowings that contain such prohibitions. If we do not obtain a consent or repay those borrowings, we will remain prohibited from purchasing the new notes. In that case, our failure to purchase tendered new notes would constitute an event of default under the indenture which could, in turn, constitute a default under some or all of our other indebtedness. Finally, our ability to pay cash to the holders of the new notes upon a repurchase may be limited by our then existing financial resources.

Holders of the new notes may not be able to determine when a change of control giving rise to their right to have the new notes repurchased has occurred following a sale of "substantially all" of our assets.

        One of the circumstances under which a change of control may occur is upon the sale, lease or other transfer of "all or substantially all" of our consolidated assets. There is no precise, established definition of the phrase "substantially all" under applicable law and the interpretation of that phrase will likely depend upon particular facts and circumstances. Accordingly, the ability of a holder of the new notes to determine that such holder may require us to repurchase its new notes as a result of a sale of all or substantially all of our consolidated assets to another person may be uncertain.

Federal and state fraudulent transfer and conveyance laws may permit a court to void the new notes and/or the note guarantees, if any; if that occurs, you may not receive any payments on the new notes.

        Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the new notes and the incurrence of the note guarantees, if any. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the new notes or the guarantees thereof could be voided as a fraudulent transfer or conveyance if we or any of the subsidiary guarantors, as applicable, (a) issued the new notes or incurred the note guarantees with the intent of hindering, delaying, or defrauding creditors, or (b) received less than reasonably equivalent value or fair consideration in return for issuing the new notes or incurring the note guarantees, and, in the case of (b) only, one of the following is also true at the time thereof:

  •
  we or any of the subsidiary guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the new notes or the incurrence of the note guarantees;

  •
  the issuance of the new notes or the incurrence of the note guarantees left us or any of the subsidiary guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on the business; or

  •
  we or any of the subsidiary guarantors, as applicable, intended to, or believed that we or such subsidiary guarantor would, incur debts beyond our or such subsidiary guarantor's ability to pay as they mature.

        As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its note guarantee to the extent the subsidiary guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the new notes.

        We cannot be certain as to the standards a court would use to determine whether or not we or a subsidiary guarantor were insolvent at the relevant time or, regardless of the standard that a court uses, whether the new notes or the note guarantees, if any, would be subordinated to our or any of our subsidiary guarantors' other debt. In general, however, a court would deem an entity insolvent if:

  •
  the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liabilities on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they became due.

        If a court were to find that the issuance of the new notes or the incurrence of a note guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the new notes or that note guarantee, could subordinate the new notes or that note guarantee to presently existing and future indebtedness of ours or of the related subsidiary guarantor, or could require the holders of the new notes to repay any amounts received with respect to that note guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the new notes. Further, the avoidance of the new notes could result in an event of default with respect to our and our subsidiaries' other debt that could result in acceleration of that debt.

        Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the new notes to other claims against us under the principle of equitable subordination if the court determines that (1) the holder of the new notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of the new notes and (3) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

A lower than expected rating of our debt or lowering or withdrawal of such rating by rating agencies may increase our future borrowing costs and reduce our access to capital.

        Our debt currently is not rated, and any future rating assigned to our debt may be lower than expected and could be lowered or withdrawn entirely by a rating agency if, in that rating agency's judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the new notes. Credit ratings are not recommendations to purchase, hold or sell the new notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the new notes.

        Any unexpected rating or future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating assigned to the new notes is lower than expected or subsequently lowered or withdrawn for any reason, you may experience a significant dimunition in the value of your new notes.

 USE OF PROCEEDS

        The exchange offer is intended to satisfy our obligations under the Registration Rights Agreement. We will not receive any cash proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive old notes in a like principal amount. Any old notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled. Accordingly, the issuance of the new notes will not result in any change in outstanding indebtedness.

CAPITALIZATION

        The following table sets forth our unaudited cash and cash equivalents and capitalization as of June 30, 2012. You should read the information set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes incorporated by reference in this prospectus from our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012.

(in thousands, except share amounts)	As of June 30, 2012
Cash and cash equivalents	$388,587
Restricted cash	113,009

Existing debt financing	4,046,786
Debt financing	4,046,786

Shareholders' equity
Preferred Stock, $0.01 par value; 50,000,000 shares authorized, no shares issued or outstanding, actual and as adjusted	—
Class A Common Stock, $0.01 par value; 500,000,000 shares authorized, 99,417,998 shares issued and outstanding	991
Class B Non-Voting Common Stock, $0.01 par value; 10,000,000 shares authorized, 1,829,339 shares issued and outstanding	18
Paid-in capital	2,183,550
Retained earnings	56,291

Total shareholders' equity	2,240,850

Total capitalization	6,287,636

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

        The following table sets forth selected financial data for Air Lease Corporation and subsidiaries. The historical results presented are not necessarily indicative of future results. You should read this information in conjunction with the financial statements and related notes incorporated by reference in this prospectus.

	Six months ended June 30,			For the period from inception to December 31, 2010
			Year ended December 31, 2011
(in thousands)	2012	2011
	(unaudited)	(unaudited)
Operating data:
Rentals of flight equipment	$286,787	$128,616	$332,719	$57,075
Interest and other	3,939	943	4,022	1,291

Total revenues	290,726	129,559	336,741	58,366
Expenses	205,232	113,746	253,900	119,281

Income (loss) before taxes	85,494	15,813	82,841	(60,915)
Income tax (expense) benefit	(30,395)	(5,614)	(29,609)	8,875

Net income (loss)	$55,099	$10,199	$53,232	$(52,040)
Other financial data (unaudited):
Adjusted net income(1)	$70,813	$31,172	$87,954	$2,520
Adjusted EBITDA(2)	$261,216	$108,029	$290,168	$32,973
Cash flow data:
Net cash flows from:
Operating activities	$240,220	$87,032	$267,166	$41,934
Investing activities	(1,562,888)	(1,371,323)	(2,977,156)	(1,851,520)
Financing activities	1,429,450	1,400,508	2,662,974	2,138,407

(in thousands)	As of June 30, 2012	As of December 31, 2011	As of December 31, 2010
	(unaudited)
Balance sheet data:
Flight equipment subject to operating leases (net of accumulated depreciation)	$5,653,252	$4,237,416	$1,629,809
Total assets	6,808,337	5,164,593	2,276,282
Total debt	4,046,786	2,602,799	911,981
Total liabilities	4,567,487	2,988,310	1,051,347
Shareholders' equity	2,240,850	2,176,283	1,224,935
Other operating data:
Aircraft lease portfolio at period end:
Owned(3)	137	102	40
Managed(4)	3	2	—

(1)
Adjusted net income is a measure of financial and operational performance this is not defined by GAAP. See note 1 in the "Summary—Summary historical consolidated information" in this prospectus for a discussion of adjusted net income as a non-GAAP measure and a reconciliation of this measure to net income (loss) and cash flow from operations.

(2)
Adjusted EBITDA is a measure of financial and operational performance this is not defined by GAAP. See note 2 in the "Summary—Summary historical consolidated information" in this prospectus for a discussion of adjusted EBIDTA as a non-GAAP measure and a reconciliation of this measure to net income (loss) and cash flow from operations.

(3)
As of June 30, 2012, we owned 137 aircraft of which 68 were purchased as new aircraft and 69 were purchased as used aircraft. As of December 31, 2011, we owned 102 aircraft of which 36 were purchased as new aircraft and 66 were purchased as used aircraft. As of December 31, 2010, we owned 40 aircraft of which four were purchased as new aircraft and 36 were purchased as used aircraft.

(4)
As of June 30, 2012 and December 31, 2011, we managed three and two aircraft, respectively. As of December 31, 2010, we did not manage any aircraft.

THE EXCHANGE OFFER

Purpose of the exchange offer

        We issued the old notes on March 16, 2012, in a transaction exempt from the registration requirements of the Securities Act. Accordingly, the old notes may not be reoffered, resold or otherwise transferred unless so registered or unless an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is applicable.

        In connection with the sale of the old notes, we entered into the Registration Rights Agreement. The Registration Rights Agreement requires us to:

  •
  use our commercially reasonable efforts to file a registration statement with the SEC providing for the exchange offer and to complete the exchange offer on or prior to December 11, 2012, to avoid certain registration default obligations under the Registration Rights Agreement;

  •
  use our commercially reasonable efforts to cause the registration statement to remain effective until 180 days after the last date of acceptance for exchange of the old notes; and

  •
  use our commercially reasonable efforts to complete the exchange offer no later than 45 days after the date the registration statement is declared effective.

        We are making the exchange offer to satisfy our obligations under the Registration Rights Agreement.

Terms of the exchange offer

        We are offering to exchange, subject to the terms and conditions described in this prospectus and in the letter of transmittal accompanying this prospectus, $1,000,000,000 aggregate principal amount of new notes registered under the Securities Act for the same principal amount of old notes. The terms of the new notes will be substantially identical in all material respects to the terms of the old notes, except that:

  •
  the new notes will have been registered under the Securities Act, will not contain transfer restrictions and will not bear legends restricting their transfer;

  •
  the new notes will not be entitled to registration rights under the Registration Rights Agreement; and

  •
  the new notes will not contain terms providing for the payment of additional interest due to default in the performance of certain of our obligations under the Registration Rights Agreement.

        For additional information, see "Description of Notes."

Expiration date; extensions and amendments

        The exchange offer expires at 5:00 p.m., New York City time, on                        , 2012, unless we, in our sole discretion, decide to extend the exchange offer. The date, as it may be extended, is referred to herein as the "expiration date." We do not currently intend to extend the expiration date. The expiration date will be at least 20 business days after the commencement of the exchange offer. We expressly reserve the right, at any time or from time to time, to extend the period of time for which the exchange offer is open, and thereby delay acceptance for exchange of any old notes. We will extend the expiration date, if at all, by giving oral or written notice of the extension to the exchange agent and by a public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any extension, all old notes previously tendered will remain subject to the exchange offer unless properly withdrawn.

        We expressly reserve the right to:

  •
  terminate or amend the exchange offer and not accept for exchange any old notes not previously accepted for exchange upon the occurrence of any of the events specified in this section under the heading "The exchange offer—Conditions to the exchange offer"; and

  •
  amend the terms of the exchange offer in any manner, whether before or after any tender of the old notes.

        If any termination or amendment occurs, we will notify the exchange agent in writing and will either issue a press release or give oral or written notice to the holders of the old notes as promptly as practicable.

        For purposes of the exchange offer, a "business day" means any day other than Saturday, Sunday or a date on which commercial banks in New York City are authorized or required by law to remain closed.

        Unless we terminate the exchange offer prior to 5:00 p.m., New York City time, on the expiration date, we will exchange the old notes for new notes as soon as reasonably practicable following the expiration date.

How to tender old notes for exchange

        Only a record holder of the old notes may tender in the exchange offer. When the holder of the old notes tenders and we accept old notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of the old notes who desires to tender old notes for exchange must, at or prior to 5:00 p.m., New York City time, on the expiration date:

  •
  transmit a properly completed and duly executed letter of transmittal, together with the old notes being tendered and all other documents required by such letter of transmittal, to the exchange agent at the address set forth below under the heading "The Exchange Offer—The exchange agent";

  •
  if the old notes are tendered pursuant to the book-entry procedures set forth below, an "agent's message," as defined below, must be transmitted by The Depository Trust Company ("DTC") to the exchange agent at the address set forth below under the heading "The exchange offer—The exchange agent," and the exchange agent must receive, at or prior to 5:00 p.m., New York City time, on the expiration date, a confirmation of the book-entry transfer of the old notes being tendered into the exchange agent's account at DTC, along with the agent's message; or

  •
  if time will not permit the required documentation to reach the exchange agent before 5:00 p.m., New York City time, on the expiration date, or the procedures for book-entry transfer cannot be completed by 5:00 p.m., New York City time, on the expiration date, the holder may effect a tender by complying with the guaranteed delivery procedures described below under the heading "The exchange offer—Guaranteed delivery procedures."

        The term "agent's message" means a message that:

  •
  is transmitted by DTC;

  •
  is received by the exchange agent and forms a part of a book-entry transfer;

  •
  states that DTC has received an express acknowledgement that the tendering holder has received and agrees to be bound by, and makes each of the representations and warranties contained in, the letter of transmittal; and

  •
  states that we may enforce the letter of transmittal against such holder.

        By transmitting an agent's message, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by the terms of the letter of transmittal just as if you had signed it.

        The method of delivery of the old notes, the letter of transmittal or the agent's message and all other required documents transmitted to the exchange agent is at the election and sole risk of the holder. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or old notes should be sent directly to us.

        Signatures on a letter of transmittal must be guaranteed unless the old notes surrendered for exchange are tendered:

  •
  by a holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible institution. The term "eligible institution" means an institution that is a member in good standing of a Medallion Signature Guarantee Program recognized by the exchange agent, for example—the Securities Transfer Agents Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Signature Program. An eligible institution includes firms that are members of a registered national securities exchange, members of the National Association of Securities Dealers, Inc., commercial banks or trust companies having an office in the United States or certain other eligible guarantors.

        If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If old notes are registered in the name of a person other than the person who signed the letter of transmittal, the old notes tendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the registered holder's signature guaranteed by an eligible institution.

        We will determine in our sole discretion all questions as to the validity, form and eligibility (including time of receipt) of old notes tendered for exchange and all other required documents. We reserve the absolute right to:

  •
  reject any and all tenders of any old note not validly tendered;

  •
  refuse to accept any old note if, in our judgment or the judgment of our counsel, acceptance of the old note may be deemed unlawful;

  •
  waive any defects, irregularities or conditions of the exchange offer; and

  •
  determine the eligibility of any holder who seeks to tender old notes in the exchange offer.

        Our determinations under, and of the terms and conditions of, the exchange offer, including the letter of transmittal and the instructions to it, or as to any questions with respect to the tender of any old notes, will be final and binding on all parties. To the extent we waive any conditions to the exchange offer, we will waive such conditions as to all old notes. Holders must cure any defects and irregularities in connection with tenders of old notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor will any of us incur any liability for failure to give such notification.

        If you beneficially own old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf.

        WE MAKE NO RECOMMENDATION TO THE HOLDERS OF THE OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OLD NOTES IN THE EXCHANGE OFFER. IN ADDITION, WE HAVE NOT AUTHORIZED ANYONE TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OLD NOTES MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OLD NOTES TO TENDER, AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISORS, IF ANY, BASED ON THEIR FINANCIAL POSITIONS AND REQUIREMENTS.

Book-entry transfers

        Any financial institution that is a participant in DTC's system must make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent's account at DTC in accordance with DTC's Automated Tender Offer Program. Such participant should transmit its acceptance to DTC at or prior to 5:00 p.m., New York City time, on the expiration date, or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered old notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent's message. The letter of transmittal or facsimile thereof or an agent's message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address set forth below under "—The exchange agent" at or prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer, or the holder must comply with the guaranteed delivery procedures described below.

Guaranteed delivery procedures

        If a holder of the old notes desires to tender such old notes and the holder's old notes are not immediately available, or time will not permit such holder's old notes or other required documents to reach the exchange agent before 5:00 p.m., New York City time, on the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

  •
  at or prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution a validly completed and executed notice of guaranteed delivery, substantially in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the old notes being tendered and the amount of the old notes being tendered. The notice of guaranteed delivery will state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and executed letter of transmittal with any required signature guarantees or an agent's message and any other documents required by the letter of transmittal, will be transmitted to the exchange agent; and

  •
  the exchange agent receives the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and executed letter of transmittal with any required signature guarantees or an agent's message and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

        The notice of guaranteed delivery must be received prior to 5:00 p.m., New York City time, on the expiration date.

Withdrawal rights

        Tenders of old notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective, a written notice of withdrawal, by telegram, facsimile or mail, must be received by the exchange agent, at the address set forth below under "—The exchange agent," not later than 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must either:

  •
  specify the name of the tendering holder of the old notes to be withdrawn, identify the old notes to be withdrawn, including the principal amount of such old notes, and include a statement that such holder is withdrawing its election to have such old notes exchanged; or

  •
  comply with the applicable procedures of DTC's Automated Tender Offer Program.

        We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices, and our determination will be final and binding on all parties. Any tendered old notes properly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Properly withdrawn notes may be re-tendered by following one of the procedures described under "—How to tender old notes for exchange" above, at or prior to 5:00 p.m., New York City time, on the expiration date.

Acceptance of old notes; delivery of new notes

        Upon satisfaction of all of the conditions to the exchange offer, we will accept any and all old notes that are validly tendered in the exchange offer and not properly withdrawn prior to 5:00 p.m., New York City time, on the expiration date. See the discussion below under "—Conditions to the exchange offer" for more detailed information. The new notes issued pursuant to the exchange offer will be delivered as soon as reasonably practicable following the expiration date. For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, and if, we have given oral or written notice of our acceptance to the exchange agent.

        For each old note accepted for exchange, the holder of the old note will receive a new note having a principal amount equal to that of the surrendered old note.

        In all cases, issuance of new notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after the exchange agent's timely receipt of:

  •
  certificates for such old notes or a timely book-entry confirmation of the transfer of the old notes into the exchange agent's account at DTC;

  •
  a properly completed and duly executed letter of transmittal, or a properly transmitted agent's message; and

  •
  timely receipt by the exchange agent of all other required documents.

        By tendering old notes pursuant to the exchange offer, you will represent to us that, among other things:

  •
  you are not an affiliate (within the meaning of Rule 405 of the Securities Act) of ours;

  •
  the new notes you receive pursuant to the exchange offer are being acquired in the ordinary course of your business; and

  •
  you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes issued to you in the exchange offer.

        In addition, each broker-dealer that is to receive new notes for its own account in exchange for old notes must represent that such old notes were acquired as a result of market-making or other trading activities and must acknowledge that it will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of the new notes.

        If any tendered old notes are not accepted for any reason described in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned to the tendering holder of the old notes. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described above, the non-exchanged old notes will be credited to an account maintained with DTC. In either case, the old notes will be returned as soon as reasonably practicable after the expiration of the exchange offer.

Resale of the new notes

        We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the new notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery requirements of the Securities Act. However, based on interpretations of the staff of the SEC, as set forth in a series of no-action letters issued to third parties, we believe that the new notes may be offered for resale, resold or otherwise transferred by holders of such new notes without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

  •
  the holder is not an affiliate (within the meaning of Rule 405 under the Securities Act) of ours;

  •
  the new notes issued in the exchange offer are acquired in the ordinary course of the holder's business;

  •
  neither the holder nor, to the actual knowledge of such holder, any other person receiving new notes from such holder, has any arrangement or understanding with any person to participate in the distribution of the new notes issued in the exchange offer;

  •
  if the holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution of the new notes; and

  •
  if the holder is a broker-dealer, such broker-dealer will receive the new notes for its own account in exchange for old notes and:

  •
  such old notes were acquired by such broker-dealer as a result of market-making or other trading activities; and

  •
  such broker-dealer will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of new notes issued in the exchange offer and will comply with the applicable provisions of the Securities Act with respect to the resale of any new notes. (In no-action letters issued to third parties, the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to new notes, other than a resale of an unsold allotment from the original sale of old notes, by delivery of the prospectus relating to the exchange offer.) See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

        Because the SEC has not considered the exchange offer for our old notes in the context of a no-action letter, we cannot guarantee that the SEC staff would make similar determinations with respect to this exchange offer. If our belief is not accurate and you transfer a new note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume or indemnify you against this liability.

        Any holder that is an affiliate of ours or that tenders old notes in the exchange offer for the purpose of participating in a distribution:

  •
  may not rely on the applicable interpretation of the SEC staff's position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988), Morgan, Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) or Shearman & Sterling, SEC No-Action Letter (July 2, 1993); and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

        The new notes issued in the exchange offer may not be reoffered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the new notes.

Conditions to the exchange offer

        The exchange offer is not conditioned upon the tender of any minimum principal amount of old notes. Notwithstanding any other provision of the exchange offer or any extension of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer by notice to the exchange agent in writing and a press release or oral or written notice to the holders of the old notes as promptly as practicable, if at any time before the expiration of the exchange offer, any of the following conditions exist:

  •
  in our reasonable judgment, the exchange offer violates any applicable law or applicable SEC staff interpretations; or

  •
  an action or proceeding shall have been instituted in any court or by any governmental agency prohibiting us or any guarantor from proceeding with the exchange offer.

        The conditions described above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to the condition. Our failure at any time to exercise any of the rights above will not be deemed a waiver of the right and each right will be deemed an ongoing right that we may assert at any time and from time to time. Any determination by us concerning the events described above will be final and binding upon all parties.

Minimum tender denominations and fractions

        The old notes must be tendered in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Accounting treatment

        For accounting purposes, the new notes will be recorded at the same carrying value as the old notes. Accordingly, we will not recognize a gain or loss for accounting purposes upon issuance of the new notes for the old notes.

Fees and expenses

        The Registration Rights Agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the new notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees, and expenses related to the printing and distribution of the prospectus, among others. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer.

Transfer taxes

        Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, new notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the holder must pay the transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of or exemption from these transfer taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

The exchange agent

        The exchange agent for the exchange offer is Deutsche Bank Trust Company Americas. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

DB Services Americas, Inc.
US CTAS Operations
5022 Gate Parkway, Suite 200
Jacksonville, FL 32256
Email: db.reorg@db.com

        If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile to a number other than the one set forth above, that delivery or those instructions will not be effective.

Consequences of failure to exchange old notes

        The old notes have not been registered under the Securities Act or any state securities law and therefore may not be reoffered, resold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws or pursuant to an exemption from those requirements. The transfer of the old notes is also subject to other conditions and restrictions set forth in the indenture governing such notes. If you do not exchange your old notes for new notes to be issued in the exchange offer by properly tendering them, your old notes will continue to be subject to such restrictions and the restrictions on transfer described in the legend on your old notes. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. As we do not intend to register the old notes under the Securities Act, if the exchange offer is completed, holders of the old notes that have not been exchanged who seek liquidity in their investment would have to rely on exemptions from the registration requirements under the securities laws, including the Securities Act. Consequently, holders of the old notes who do not participate in the exchange offer could experience a significant diminution in the value of their old notes compared to the value of the new notes.

        If any old notes are tendered and accepted by us in the exchange offer, there may be no trading market for the old notes that remain outstanding, and the ability of a holder of such old notes to sell the old notes could be adversely affected. To the extent that old notes are tendered and accepted by us in the exchange offer, the principal amount of outstanding old notes will decrease, which will likely adversely affect the liquidity of any trading market for the old notes that may exist.

        The Registration Rights Agreement provides, in general and among other things, that if we do not consummate the exchange offer by a specified date, additional interest will be payable on the old notes until the exchange offer is consummated. Following completion of the exchange offer, the old notes will not be entitled to any additional interest, registration rights or other rights under the Registration Rights Agreement and will continue to bear interest at the per annum rate originally applicable to such old notes.

        Participation in the exchange offer is voluntary, and holders of the old notes should carefully consider whether to participate. Holders of the old notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

DESCRIPTION OF NOTES

        The Company issued the old notes and will issue the new notes (collectively, and together with all other notes authenticated and delivered under the Indenture referred to below, the "Notes") under the Indenture (the "Indenture"), dated as of March 16, 2012, between itself and Deutsche Bank Trust Company Americas, as trustee (the "Trustee"). The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Indenture is unlimited in aggregate principal amount, although the Company will issue up to $1.0 billion in aggregate principal amount of new notes in this offering, depending on the principal amount of old notes exchanged for new notes in the exchange offer. We may issue an unlimited principal amount of additional Notes having identical terms and conditions as the Notes other than the issue date, the issue price and the first interest payment date (the "Additional Notes"). We will only be permitted to issue such Additional Notes if, at the time of such issuance, we are in compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Notes and will vote on all matters with the Notes.

        This "Description of notes" is intended to be a useful overview of the material provisions of the Notes and the Indenture. Since this "Description of notes" is only a summary, it does not contain all of the details found in the full text of, and is qualified in its entirety by the provisions of, the Notes and the Indenture. You should refer to the Indenture for a complete description of the obligations of the Company, the Guarantors and your rights. A copy of the Indenture has been filed with the SEC as Exhibit 4.1 to the Company's Current Report on Form 8-K filed on March 19, 2012 and is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

        You will find the definitions of capitalized terms used in this "Description of notes" under the heading "Description of Notes—Certain definitions." For purposes of this "Description of Notes," references to "the Company," "we," "our" and "us" refer only to Air Lease Corporation and not to its subsidiaries. Certain defined terms used in this "Description of Notes" but not defined herein have the meanings assigned to them in the Indenture.

General

The Notes

        The terms of the new notes are substantially identical in all material respects to the terms of the old notes, except that:

  •
  the new notes will be registered under the Securities Act;

  •
  the new notes will not contain transfer restrictions and will not bear legends restricting their transfer under the Securities Act;.

  •
  the new notes will not be entitled to registration rights under the Registration Rights Agreement; and

  •
  the new notes will not contain terms providing for the payment of Additional Interest due to default in the performance of certain of the Company's obligations under the Registration Rights Agreement.

The Notes:

  •
  will be general unsecured, senior obligations of the Company;

  •
  will be limited to an aggregate principal amount of $1.0 billion, subject to our ability to issue Additional Notes;

  •
  will mature on April 1, 2017;

  •
  will be unconditionally Guaranteed on a senior basis by each Subsidiary that guarantees any Specified Indebtedness of the Company. On the Issue Date, none of the Company's Subsidiaries Guaranteed the Notes, nor is any of the Company's Subsidiaries expected to Guarantee the Notes on the date the new notes are issued. See "Description of Notes—Note guarantees;"

  •
  will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

  •
  will rank equally in right of payment with any existing and future senior Indebtedness of the Company, without giving effect to collateral arrangements;

  •
  will be effectively subordinated to all Secured Indebtedness of the Company to the extent of the value of the pledged assets;

  •
  will be senior in right of payment to any future Subordinated Obligations of the Company;

  •
  will be structurally subordinated to all indebtedness and other liabilities of any Non-Guarantor Subsidiary; and.

  •
  will be represented by one or more registered Notes in global form, but in certain circumstances may be represented by Notes in definitive form.

Interest

Interest on the Notes:

  •
  will accrue at the rate of 5.625% per annum;

  •
  in the case of the new notes, will accrue from the date of issuance of the old notes (March 16, 2012) or, if interest with respect to the old notes has already been paid, from the most recent interest payment date for the old notes;

  •
  will be payable in cash semi-annually in arrears on April 1 and October 1, commencing for the new notes on April 1, 2013;

  •
  will be payable to the Holders of record at the close of business on the March 15 and September 15 immediately preceding the related interest payment dates; and

  •
  will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        Notwithstanding the foregoing, the Indenture provides that during a Non-Rating Period, the Company shall pay additional interest ("Special Interest") on the Notes at an annual rate equal to 0.50% of the outstanding principal amount of the Notes from the first date of such Non-Rating Period to, but not including the last day of such Non-Rating Period. Special Interest will be payable in arrears on the same dates and in the same manner as regular interest on the Notes.

Payments on the notes; paying agent and registrar

        We will pay, or cause to be paid, the principal of, premium, if any, and interest on the Notes at the office or agency designated by the Company, except that we may, at our option, pay interest on the Notes by check mailed to Holders at their registered address set forth in the Registrar's books or, upon written request of the applicable Holder, payment shall be made by wire transfer to the account designated by such Holder until further notice from such Holder. We have initially designated the corporate trust office of the Trustee to act as our paying agent (the "Paying Agent") and registrar (the "Registrar"). We may, however, change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

        We will pay principal of, premium, if any, and interest on Notes in global form registered in the name of or held by The Depository Trust Company ("DTC") or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered Holder of such global Note.

Transfer and exchange

        A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents acceptable to the Registrar. No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of transfer or exchange of Notes, but the Company may require a Holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before the mailing of a notice of redemption with respect to Notes to be redeemed.

        The registered Holder of a Note will be treated as the owner of it for all purposes.

Optional redemption

        Except as described below, the Notes are not redeemable until April 1, 2017.

        Prior to April 1, 2015, the Company may on any one or more occasions redeem up to 40% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings at a redemption price equal to 105.625% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to such redemption date); provided that

          (1)   at least 60% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) remains outstanding after each such redemption; and

          (2)   such redemption occurs within 60 days after the closing of such Equity Offering.

        If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business, on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company.

        In addition, at any time prior to April 1, 2017, the Company may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days' prior notice mailed to each Holder or otherwise in accordance with the procedures of the depositary at a redemption price equal to 100% of the aggregate principal amount of the Notes plus the Applicable Premium, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to such redemption date).

        In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis or by lot in compliance with the applicable procedures of DTC, although no Note of $2,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note upon written direction by such Holder.

        Any redemption notice may, at the Company's discretion, be subject to one or more conditions precedent, including completion of an Equity Offering or other corporate transaction.

Mandatory redemption; open market purchases

        The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase the Notes as described under the caption "Description of Notes—Repurchase at the option of holders."

        The Company may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Ranking

        The Notes are general unsecured obligations of the Company that rank senior in right of payment to all existing and future Indebtedness that is expressly subordinated in right of payment to the Notes. The Notes rank equally in right of payment with all existing and future Indebtedness of the Company that is not so subordinated, are effectively subordinated to all of our Secured Indebtedness (to the extent of the value of the assets securing such Indebtedness) and are structurally subordinated to the liabilities of our Non-Guarantor Subsidiaries. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company or the Guarantors or upon a default in payment with respect to, or the acceleration of, any senior Secured Indebtedness of the Company or any of the Guarantors, the assets of the Company and the Guarantors that secure such senior Secured Indebtedness will be available to pay obligations on the Notes and the Note Guarantees only after such senior Secured Indebtedness has been repaid in full. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes and the Note Guarantees then outstanding.

        As of June 30, 2012:

  •
  the Company and its subsidiaries had approximately $4.0 billion of total indebtedness (including the Notes) on a consolidated basis;

  •
  the Company (excluding our subsidiaries) had approximately $2.2 billion of unsecured indebtedness, guaranties of subsidiary indebtedness of approximately $668.6 million that were secured by pledges of the Company's equity in such subsidiaries, and no other secured indebtedness;

  •
  the Company's subsidiaries had approximately $1.8 billion of indebtedness, all of which was structurally senior to the Notes; and

  •
  the Company's subsidiaries had commitments of approximately $773.0 million available to borrow under such subsidiaries' various credit facilities, none of which are guaranteed by the Company.

        Except to the extent that the Incurrence of Indebtedness by the Company could be limited by the covenants under "Description of Notes—Certain covenants—Maintenance of consolidated unencumbered assets" and "Description of Notes—Certain covenants—Maintenance of interest coverage" below, the Indenture will not limit the amount of Indebtedness that the Company may Incur. Although the Indenture will limit the amount of Unsecured Indebtedness that the Subsidiaries of the Company may Incur, such Indebtedness may be substantial and the Subsidiaries of the Company are not directly restricted in the amount of Secured Indebtedness that they may Incur. Accordingly, a significant portion of the Company's Indebtedness may be Secured Indebtedness and a significant portion of Indebtedness of the Company's Subsidiaries may be Secured Indebtedness or structurally senior to the Notes.

Note guarantees

        Each Subsidiary that guarantees any Specified Indebtedness of the Company will be required to Guarantee the Notes. The Guarantors will, jointly and severally, irrevocably and unconditionally guarantee, on a senior unsecured basis, the Company's obligations under the Notes and all obligations of the Company under the Indenture. Such Guarantors will, jointly and severally, agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable attorneys' fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under the Note Guarantees. None of the Company's Subsidiaries Guaranteed the Notes on the Issue Date, nor is any of the Company's Subsidiaries expected to Guarantee the Notes on the date of issuance of the new notes.

        Each of the Note Guarantees:

  •
  will be a general unsecured, senior obligation of each Guarantor;

  •
  will rank equally in right of payment with any existing and future senior Indebtedness of each such entity, without giving effect to collateral arrangements;

  •
  will be effectively subordinated to all Secured Indebtedness of a Guarantor to the extent of the value of the pledged assets; and

  •
  will be senior in right of payment to any future Guarantor Subordinated Obligations of the Guarantors.

        Although the Indenture will limit the amount of Indebtedness that Subsidiaries may Incur, such Indebtedness may be substantial.

        For the six months ended June 30, 2012, our subsidiaries represented substantially all of our consolidated revenue. As of June 30, 2012, our subsidiaries held 100% of our aircraft assets and had $1.8 billion of total indebtedness.

        Any entity that makes a payment under its Note Guarantee will be entitled upon payment in full of all Obligations that are Guaranteed under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor's pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment, determined in accordance with GAAP.

        The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. If a Note Guarantee were rendered voidable, it could be subordinated by a court to all other Indebtedness (including Guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such Indebtedness, a Guarantor's liability on its Note Guarantee could be reduced to zero. See "Risk Factors—Risk related to the new notes—Federal and state fraudulent transfer and conveyance laws may permit a court to void the new notes and/or the note guarantees, if any; if that occurs, you may not receive any payments on the new notes."

        The Indenture provides that each Note Guarantee by a Guarantor will be automatically and unconditionally released and discharged upon:

          (1)   (a) any sale, assignment, transfer, conveyance, exchange or other disposition (by merger, consolidation or otherwise) of the Capital Stock of such Guarantor after which the applicable Guarantor is no longer a Subsidiary or all or substantially all of the assets of such Guarantor, which sale, assignment, transfer, conveyance, exchange or other disposition is made in compliance with the provisions of the Indenture, including the third paragraph under "Description of Notes—Certain covenants—Merger and consolidation;" provided that each Guarantee of such Guarantor of other Indebtedness of the Company and its Subsidiaries terminates upon consummation of such transaction;

            (b)   the release or discharge of such Guarantor from its Guarantee of all Specified Indebtedness of the Company, including each Guarantee that resulted in the obligation of such Guarantor to Guarantee the Notes, if such Subsidiary Guarantor would not then otherwise be required to Guarantee the Notes pursuant to the Indenture, except a discharge or release by or as a result of payment under such Guarantee; or

            (c)   the Company's exercise of its legal defeasance option or covenant defeasance option as described under "Description of Notes—Defeasance" or the discharge of the Company's obligations under the Indenture in accordance with the terms of the Indenture; and

          (2)   the Company delivering to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction and/or release have been complied with.

        In the event that any released Guarantor thereafter guarantees any Specified Indebtedness of the Company, such former Subsidiary Guarantor will again provide a Note Guarantee. See "Description of Notes—Certain covenants—Future guarantors."

Repurchase at the option of holders

Change of control

        If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes as described under "Description of notes—Optional redemption," the Company will make an offer to purchase all of the Notes (the "Change of Control Offer") at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Payment"), subject to the right of Holders of record on the applicable record date to receive interest due on the relevant interest payment date.

        Within 30 days following any Change of Control, unless the Company has exercised its right to redeem all of the Notes as described under "Description of Notes—Optional redemption," the Company will mail a notice of such Change of Control Offer to each Holder or otherwise give notice in accordance with the applicable procedures of DTC, with a copy to the Trustee, stating:

          (1)   that a Change of Control Offer is being made and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for purchase by the Company at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the applicable record date to receive interest due on the relevant interest payment date);

          (2)   the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change of Control Payment Date"); and

          (3)   the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have its Notes repurchased.

        On the Change of Control Payment Date, the Company will, to the extent lawful:

          (1)   accept for payment all Notes or portions of Notes (of integral multiples of $1,000) properly tendered pursuant to the Change of Control Offer;

          (2)   deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered;

          (3)   deliver or cause to be delivered to the Trustee for cancellation the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company in accordance with the terms of this covenant; and

          (4)   deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to the making of such Change of Control Payment have been complied with.

        The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

        If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest to the Change of Control Payment Date will be paid on the relevant interest payment date to the Person in whose name a Note is registered at the close of business on such record date.

        The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

        Prior to making a Change of Control Payment, and as a condition to such payment (1) the requisite holders of each issue of Indebtedness issued under an indenture or other agreement that would be violated by the making of such payment shall have consented to such Change of Control Payment being made and waived the event of default, if any, caused by the Change of Control or (2) the Company will repay all outstanding Indebtedness issued under an indenture or other agreement that would be violated by the making of a Change of Control Payment or the Company will offer to repay all such Indebtedness, make payment to the holders of such Indebtedness that accept such offer and obtain waivers from the requisite remaining holders of such Indebtedness of any event of default arising under the relevant indenture or other agreement as a result of the Change of Control. The Company covenants to effect such repayment or obtain such consent prior to making a Change of Control Payment, it being a default of the Change of Control provisions of the Indenture if the Company fails to comply with such covenant. A default under the Indenture may result in a cross-default under certain of the Company's other Indebtedness.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of the conflict.

        The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of "Change of Control" includes a disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries taken as a whole under certain circumstances. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether the Company is obligated to make an offer to repurchase the Notes as described above. Certain provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Certain covenants

Maintenance of consolidated net worth

        The Company will not as of a fiscal quarter end permit Consolidated Net Worth to be less than $2,000,000,000.

Maintenance of consolidated unencumbered assets

        The Company shall as of a fiscal quarter end maintain Consolidated Unencumbered Assets at a minimum of 125% of Consolidated Unsecured Indebtedness.

Maintenance of interest coverage

        (a)   The Company will not, as of the end of each fiscal quarter, permit the ratio of (i) the sum of (A) Consolidated Adjusted EBITDA for the fiscal quarter ending on such date together with the three fiscal quarters which immediately precede such fiscal quarter plus (B) the aggregate amount of Net Cash Proceeds received by the Company from the issuance of Capital Stock during such period to (ii) Consolidated Interest Expense during such period to be less than 1.50 to 1.00.

        (b)   Notwithstanding the foregoing, the Company will not be subject to paragraph (a) above at any time the Notes have Investment Grade Ratings from both S&P and Fitch; provided that if at any time (i) one or both of S&P and Fitch withdraw their Investment Grade Rating for the Notes or downgrade the ratings assigned the Notes below an Investment Grade Rating, or (ii) the Company or any of its Affiliates enters into an agreement to effect a transaction and one or more of S&P and Fitch indicates that, if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause either or both of S&P and Fitch to withdraw its Investment Grade Rating for the Notes or downgrade the rating assigned to the Notes below Investment Grade Rating, then the Company will thereafter again be subject to the covenant in paragraph (a) above.

Limitation on incurrence of unsecured indebtedness

        The Company will not permit any Subsidiary to Incur or in any manner become liable in respect of any Unsecured Indebtedness, except:

          (a)   Indebtedness of any Guarantor;

          (b)   Indebtedness of a Subsidiary owed to the Company or to a Wholly-owned Subsidiary; and

          (c)   Indebtedness of an SPC Subsidiary incurred to finance the acquisition of a single Aircraft Asset on an unsecured basis ("Unsecured Aircraft Financing Debt"); provided that such Unsecured Aircraft Financing Debt becomes Secured Indebtedness within 90 days of Incurrence;

  provided, further, that, at any one time, no more than three (3) SPC Subsidiaries may have Unsecured Aircraft Financing Debt outstanding.

Limitation on restricted payments

        (a)   The Company will not, and will not permit any Subsidiary to, directly or indirectly (the payments and other actions described in the following clauses being collectively "Restricted Payments"):

            (i)  declare or pay any dividend or make any distribution on its Capital Stock (other than dividends or distributions paid in the Company's Qualified Capital Stock) held by Persons other than the Company or any of its Wholly-Owned Subsidiaries;

           (ii)  purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company held by Persons other than the Company or any of its Wholly-Owned Subsidiaries; or

          (iii)  repay, redeem, repurchase, defease or otherwise acquire or retire for value, or make any payment on or with respect to, any Subordinated Obligation except scheduled payments of interest and principal on such Subordinated Obligation and payment of principal and interest of such Subordinated Obligation at its stated maturity.

        The foregoing will not prohibit:

          (1)   the payment of any dividend within 60 days after the date of declaration thereof if, at the date of declaration, such payment would have complied with this paragraph (a);

          (2)   dividends or distributions by a Subsidiary payable, on a pro rata basis or on a basis more favorable to the Company and its Subsidiaries, to all holders of any class of Capital Stock of such Subsidiary a majority of which is held, directly or indirectly through Subsidiaries, by the Company;

          (3)   the purchase, redemption or other acquisition or retirement for value of Capital Stock of the Company held by officers, directors or employees or former officers, directors or employees (or their estates or beneficiaries under their estates), upon death, disability, retirement, severance or termination of employment or pursuant to any agreement under which the Capital Stock was issued or any employment agreement approved by the Company's Board of Directors;

          (4)   the repurchase, redemption or other acquisition for value of Capital Stock of the Company deemed to occur in connection with paying cash in lieu of fractional shares of such Capital Stock in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation or other business combination of the Company, in each case, permitted by the Indenture;

          (5)   the repurchase of Capital Stock deemed to occur upon the exercise of stock options to the extent such Capital Stock represents a portion of the exercise price of those stock options;

          (6)   the payment of cash by the Company or any of its Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (a) the exercise of options, warrants or other rights to purchase or (b) the conversion or exchange of Capital Stock of such Person or Convertible Notes;

          (7)   the making of cash payments in connection with any conversion of Convertible Notes permitted to be Incurred under the Indenture not to exceed the sum of (a) the principal amount of such Convertible Notes plus (b) any payments received by the Company or any of its Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction;

          (8)   any payments in connection with a Permitted Bond Hedge Transaction, and the settlement of any related Permitted Warrant Transaction (a) by delivery of shares of the Company's

  Common Stock upon net share settlement thereof or (b) by (i) set-off against the related Permitted Bond Hedge Transaction, (ii) payment of an early termination amount thereof in shares of the Company's Common Stock upon any early termination thereof and (iii) payment of an amount thereof in cash upon exercise, settlement or an early termination thereof in an aggregate amount not to exceed the aggregate amount of any payments received by the Company or any of its Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction, less any cash payments made with respect to any related Convertible Notes pursuant to clause (7) of this paragraph; and

          (9)   the purchase, redemption or other acquisition or retirement for value of Capital Stock of the Company, or any dividends or distributions by the Company on its Capital Stock, in an aggregate amount not to exceed for any fiscal year 15% of Consolidated Net Income for such fiscal year; provided that, in the case of this clause (9) no Default or Event of Default has occurred and is continuing or would occur as a result thereof.

        (b)   Notwithstanding the foregoing, the Company will not be subject to paragraph (a) above (the "Suspended Covenant") at any time the Notes have Investment Grade Ratings from both S&P and Fitch (the "Suspension Covenant Event"). In the event that the Company is not subject to the Suspended Covenant for any period of time as a result of the foregoing, and on a subsequent date (the "Reversion Date") one of both of S&P and Fitch (1) withdraw their Investment Grade Rating for the Notes or downgrade the rating assigned to the Notes below an Investment Grade Rating, or (2) the Company or any of its Affiliates enters into an agreement to effect a transaction and one or more of S&P and Fitch indicates that, if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause either or both of S&P and Fitch to withdraw its Investment Grade Rating for the Notes or downgrade the rating assigned to the Notes below Investment Grade Rating, then the Company will thereafter again be subject to the Suspended Covenant. In the event of the reinstatement of the Suspended Covenant, the amount of Restricted Payments made will be calculated as though the Suspended Covenant had been in effect prior to, but not during, any period of time between the Covenant Suspension Event and the Reversion Date.

Limitation on affiliate transactions

        The Company will not and will not permit any Subsidiary to enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary or a Joint Venture), except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than could reasonably be obtainable in a comparable arm's-length transaction with a Person not an Affiliate.

        The preceding paragraph will not apply to:

          (1)   any leasing transaction, including, without limitation, a transaction in which an Aircraft Asset is subleased to a customer of the Company or any Subsidiary, involving one or more Subsidiaries for the purposes of effecting aircraft registration or tax planning;

          (2)   any amendment to, or replacement of, any agreement with an Affiliate that is in effect on the Issue Date and described in the Offering Memorandum so long as any such amendment or replacement agreement is not more disadvantageous to the Holders, as determined in good faith by the Board of Directors of the Company, in any material respect than the original agreement as in effect on the Issue Date;

          (3)   dividends, stock repurchases and investments, so long as no Event of Default would result as a consequence thereof;

          (4)   the issuance of Common Stock or Preferred Stock by the Company, including in connection with the exercise or conversion of options, warrants, convertible securities or similar rights to acquire or purchase Common Stock or Preferred Stock;

          (5)   transactions permitted by, and complying with, the provisions of "Description of Notes—Certain covenants—Merger and consolidation;" and

          (6)   any directors' fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Company or a Subsidiary thereof that are (a) approved in good faith by the Company's Board of Directors, the independent members of the Company's Board of Directors, or the Compensation Committee of the Company's Board of Directors, as applicable, or (b) otherwise reasonable and customary.

Reports

        Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company will file with the SEC within the time periods specified in the SEC's rules and regulations that are then applicable to the Company (or if the Company is not then subject to the reporting requirements of the Exchange Act, then the time periods for filing applicable to a filer that is not an "accelerated filer" as defined in such rules and regulations):

          (1)   all financial information that would be required to be contained in an annual report on Form 10-K, or any successor or comparable form, filed with the SEC, including a "Management's discussion and analysis of financial condition and results of operations" section and a report on the annual financial statements by the Company's independent registered public accounting firm;

          (2)   all financial information that would be required to be contained in a quarterly report on Form 10-Q, or any successor or comparable form, filed with the SEC, including a "Management's discussion and analysis of financial condition and results of operations" section;

          (3)   all current reports that would be required to be filed with the SEC on Form 8-K, or any successor or comparable form, if the Company were required to file such reports; and

          (4)   any other information, documents and other reports that the Company would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act,

in each case in a manner that complies in all material respects with the requirements specified in such form.

        Notwithstanding the foregoing, the Company will not be obligated to file such reports with the SEC if the SEC does not permit such filing, so long as the Company provides such information to the Trustee and the Holders and makes available such information to prospective purchasers of the Notes, in each case at the Company's expense and by the applicable date the Company would be required to file such information if it were subject to Section 13 or 15(d) of the Exchange Act. In addition, to the extent not satisfied by the foregoing, for so long as any Notes are outstanding, the Company will furnish to Holders and to securities analysts and prospective purchasers of the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. The requirements set forth in this paragraph and the preceding paragraph may be satisfied by delivering such information to the Trustee and posting copies of such information on a website (which may be nonpublic and may be maintained by the Company or a third party) to which access will be given to Holders and prospective purchasers of the Notes.

        Within 10 Business Days of filing its annual and quarterly reports with the SEC, the Company will deliver to the Trustee an Officers' Certificate containing information (including detailed calculations) required to establish whether the Company was in compliance with the requirements of "Description of Notes—Certain covenants—Maintenance of consolidated net worth," "Description of Notes—Certain covenants—Maintenance of consolidated unencumbered assets," "Description of Notes—Certain covenants—Maintenance of interest coverage" and "Description of Notes—Certain covenants—Limitation on incurrence of unsecured indebtedness" during the annual or quarterly period covered by such reports (including with respect to such provisions, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such provisions, and the calculation of the amount, ratio or percentage then in existence).

Merger and consolidation

        The Company will not consolidate with or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person unless:

          (1)   the resulting, surviving or transferee Person (the "Successor Company") is a corporation, limited liability company or a partnership organized and existing under the laws of the United States of America, any state or territory thereof or the District of Columbia, and if such entity is not a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws;

          (2)   the Successor Company (if other than the Company) expressly assumes all of the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture and assumes by written agreement all of the obligations of the Company under the Registration Rights Agreement;

          (3)   immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

          (4)   each Guarantor (unless it is the other party to the transactions described above, in which case clause (1) of the following paragraph shall apply) shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Successor Company's obligations under the Indenture and the Notes and shall have by written agreement confirmed that its obligations under the Registration Rights Agreement shall continue to be in effect; and

          (5)   the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding up or disposition, and such supplemental indenture, if any, comply with the Indenture.

        Subject to certain limitations described in the Indenture, the Successor Company will succeed to, and be substituted for, the Company under the Indenture, the Notes, the Note Guarantees and the Registration Rights Agreement. Notwithstanding the foregoing,

          (1)   any Subsidiary may consolidate with, merge with or into or transfer all or part of its properties and assets to the Company so long as no Capital Stock of the Subsidiary is distributed to any Person other than the Company; provided that, in the case of a Subsidiary that merges into the Company, the Company will not be required to comply with clause (5) of the preceding paragraph;

          (2)   the Company may merge with an Affiliate of the Company solely for the purpose of reincorporating or reorganizing the Company in another state or territory of the United States or the District of Columbia, so long as the amount of Indebtedness of the Company and its Subsidiaries is not increased thereby; and

          (3)   any Non-Guarantor Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Company or a Guarantor.

        In addition, the Company will not permit any Guarantor to consolidate with or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person (other than to the Company or another Guarantor) unless:

          (1)   if such entity remains a Guarantor, the resulting, surviving or transferee Person (the "Successor Guarantor") is a Person (other than an individual) organized and existing under the laws of the United States of America, any state or territory thereof or the District of Columbia;

          (2)   if such Guarantor remains a Subsidiary of the Company, the Successor Guarantor, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture, the Notes and its Note Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee and assumes by written agreement all the obligations of such Guarantor under the Registration Rights Agreement;

          (3)   immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

          (4)   the Company will have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding up or disposition and such supplemental indenture (if any) comply with the Indenture.

        Subject to certain limitations described in the Indenture, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under the Indenture, the Note Guarantee of such Guarantor and the Registration Rights Agreement. Notwithstanding the foregoing, any Guarantor may (1) merge with or into or transfer all or part of its properties and assets to a Guarantor or the Company, (2) merge with an Affiliate of the Company solely for the purpose of reincorporating or reorganizing the Guarantor in a state or territory of the United States or the District of Columbia, so long as the amount of Indebtedness of such Guarantor is not increased thereby, and the resulting entity remains or becomes a Guarantor and (3) convert into a corporation, limited liability company, partnership or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor, in each case of clauses (1), (2) and (3) without regard to the requirements set forth in the immediately preceding paragraph.

        For purposes of this covenant, the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, will be deemed to be the disposition of all or substantially all of the properties and assets of the Company.

        Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the property or assets of a Person.

        In the case of a lease of all or substantially all its assets, the Company will not be released from the obligation to pay the principal of and interest on the Notes, and a Guarantor will not be released from its obligations under its Note Guarantee. For the avoidance of doubt, aircraft or engine leasing in the ordinary course of business of the Company or any of its Subsidiaries shall not be considered the leasing of substantially all of the Company's or any such Subsidiary's assets under this "Merger and consolidation" section.

Future guarantors

        The Company will cause each Subsidiary that Guarantees, on the Issue Date or any time thereafter, any Specified Indebtedness of the Company to execute and deliver to the Trustee a supplemental indenture to the Indenture pursuant to which such Subsidiary will irrevocably and unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal, premium, if any, and interest (including Special Interest, if any) in respect of the Notes on a senior basis and all other obligations of the Company under the Indenture.

        The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the Obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution Obligations under the Indenture, result in the Obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

        Each Note Guarantee shall be released in accordance with the provisions of the Indenture described under "Description of Notes—Note guarantees."

Limitation on activities of the Company

        The Company will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the Issue Date as described in the Offering Memorandum.

Payments for consent

        The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Events of default

        Each of the following is an "Event of Default":

          (1)   default in any payment of interest, Special Interest or Additional Interest (as required by the Registration Rights Agreement) on any Note when due, continued for 30 days;

          (2)   default in the payment of principal of, or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

          (3)   failure by the Company or any Guarantor to comply with its obligations under "Description of Notes—Certain covenants—Maintenance of consolidated net worth," "Description of Notes—Certain covenants—Maintenance of consolidated unencumbered assets," "Description of Notes—Certain covenants—Maintenance of interest coverage," "Description of Notes—Certain covenants—Limitation on incurrence of unsecured indebtedness" and "Description of Notes—Certain covenants—Merger and consolidation;"

          (4)   failure by the Company or any Guarantor to comply for 30 days after notice as provided below with any of their obligations under the covenants described under "Description of

  Notes—Repurchase at the option of holders" or "Description of Notes—Certain covenants" (in each case, other than (a) a failure to purchase Notes, which constitutes an Event of Default under clause (2) above, (b) a failure to comply with "Description of Notes—Certain covenants—Merger and consolidation," which constitutes an Event of Default under clause (3) above or (c) a failure to comply with "Description of Notes—Certain covenants—Reports" or "Description of Notes—Certain covenants—Payments for consent," each of which constitutes an Event of Default under clause (5) below);

          (5)   failure by the Company or any Guarantor to comply for 60 days after notice as provided below with its other agreements contained in the Indenture or the Notes;

          (6)   default by the Company or any of its Subsidiaries under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by such Person (or the payment of which is Guaranteed by such Person), other than Indebtedness owed to the Company or a Subsidiary or Non-Recourse Indebtedness of the Company or any of its Subsidiaries, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

            (a)   is caused by a failure by such Person to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such mortgage, indenture or instrument; or

            (b)   results in the acceleration of such Indebtedness prior to its maturity;

    and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $100 million or more; provided that in connection with any series of the Convertible Notes, (a) any conversion of such Indebtedness by a holder thereof into shares of Common Stock, cash or a combination of cash and shares of Common Stock, (b) the rights of holders of such Indebtedness to convert into shares of Common Stock, cash or a combination of cash and shares of Common Stock and (c) the rights of holders of such Indebtedness to require any repurchase by the Company of such Indebtedness in cash upon a fundamental change shall not, in itself, constitute an Event of Default under this clause (6);

          (7)   failure by the Company or any Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Subsidiaries), would constitute a Significant Subsidiary to pay final judgments for the payment of money aggregating in excess of $100 million (net of any amounts paid with respect to such judgments by an insurance company and amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days or more after such judgment becomes final;

          (8)   certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Subsidiaries), would constitute a Significant Subsidiary; or

          (9)   any Note Guarantee of a Significant Subsidiary or any group of Subsidiary Guarantors that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Subsidiaries), would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together (as of the date of the latest audited consolidated financial statements of the

  Company and its Subsidiaries), would constitute a Significant Subsidiary denies or disaffirms its obligations under the Indenture or its Note Guarantee.

        However, a default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until either the Trustee or the Holders of 25% in principal amount of the then outstanding Notes notifies the Company of the default and the Company does not cure such default within the time specified in clauses (4) and (5) of this paragraph after receipt of such notice.

        If an Event of Default (other than an Event of Default described in clause (8) above) occurs and is continuing, the Trustee by written notice to the Company specifying the Event of Default, or the Holders of at least 25% in principal amount of the then outstanding Notes by written notice to the Company and the Trustee specifying the Event of Default, may, and the Trustee, at the written direction of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium, if any, and accrued and unpaid interest, if any, will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (6) under "Description of notes—Events of default" has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Subsidiary or waived by the holders of the relevant Indebtedness within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default described in clause (8) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

        Any application by the Trustee for written instructions from the requisite amount of Holders may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions from the requisite amount of Holders in response to such application specifying the action to be taken or omitted.

        Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

          (1)   such Holder has previously given the Trustee written notice that an Event of Default is continuing;

          (2)   the Holders of at least 25% in principal amount of the then outstanding Notes have directed the Trustee in writing to pursue the remedy;

          (3)   such Holders have offered the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

          (4)   the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

          (5)   the Holders of a majority in principal amount of the then outstanding Notes have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

        Subject to certain restrictions, the Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use under the circumstances in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law, rule, regulation or court order or the Indenture, the Notes or any Note Guarantee, or that the Trustee determines in good faith is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture, the Notes and the Note Guarantees at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense.

        The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee will mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if the Trustee determines in good faith that withholding the notice is in the interests of the Holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within five Business Days following the date on which the Company becomes aware of such Default or receives notice of such Default as applicable, a certificate specifying any events which would constitute a Default, their status and what action the Company is taking or proposing to take in respect thereof.

Amendments and waivers

        Except as provided in the next two succeeding paragraphs, the Indenture, the Notes and the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each Holder of outstanding Notes affected, no amendment, supplement or waiver may, with respect to any Notes held by such Holder, among other things:

          (1)   reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

          (2)   reduce the stated rate of interest or extend the stated time for payment of interest on any Note;

          (3)   reduce the principal of or extend the Stated Maturity of any Note;

          (4)   waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

          (5)   reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased as described above under "Description of Notes—Optional redemption" or "Description of Notes—Repurchase at the option of holders—Change of control" whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except amendments to the definition of "Change of Control");

          (6)   make any Note payable in money other than that stated in the Note;

          (7)   impair the right of any Holder to receive payment of principal of, premium, if any, or interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes;

          (8)   make any change in the amendment or waiver provisions which require each Holder's consent; or

          (9)   modify the Note Guarantees in any manner adverse to the Holders.

        Notwithstanding the foregoing, without the consent of any Holder, the Company, the Guarantors and the Trustee may amend the Indenture, the Notes and the Note Guarantees to:

          (1)   cure any ambiguity, omission, defect or inconsistency;

          (2)   provide for the assumption by a successor entity of the obligations of the Company or any Guarantor under the Indenture or the Note Guarantees or add a co-obligor of the Notes, in each case, in accordance with "Description of Notes—Certain covenants—Merger and consolidation;"

          (3)   provide for or facilitate the issuance of uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

          (4)   to comply with the rules of any applicable depositary;

          (5)   add Guarantors with respect to the Notes or release a Guarantor from its obligations under its Note Guarantee or the Indenture, in each case, in accordance with the applicable provisions of the Indenture;

          (6)   secure the Notes and the Note Guarantees;

          (7)   add covenants of the Company and its Subsidiaries or Events of Default for the benefit of Holders or to make changes that would provide additional rights to the Holders or to surrender any right or power conferred upon the Company or any Guarantor;

          (8)   make any change that does not adversely affect the legal rights under the Indenture of any Holder;

          (9)   comply with any requirement of the SEC in connection with any required qualification of the Indenture under the Trust Indenture Act;

          (10) evidence and provide for the acceptance of an appointment under the Indenture of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture;

          (11) provide for the issuance of Exchange Notes or private exchange notes (which shall be identical to Exchange Notes except that they will not be freely transferrable) and which shall be treated, together with any outstanding Notes, as a single class of securities;

          (12) conform the text of the Indenture, the Notes or the Note Guarantees to any provision of this "Description of Notes" to the extent that such provision in this "Description of Notes" was intended to be a verbatim recitation of a provision of the Indenture, the Notes or the Note Guarantees; or

          (13) make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes, Exchange Notes or, if Incurred in compliance with the Indenture, Additional Notes; provided, however, that (A) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

        The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the Indenture by any Holder given in connection with a tender of such Holder's Notes will not be rendered invalid by such tender. After an amendment, supplement or waiver under the Indenture becomes effective, the Company is required to give to the Holders a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all the Holders, or any defect in the notice will not impair or affect the validity of any such amendment, supplement or waiver.

        In connection with any amendment, supplement or waiver, the Trustee shall be entitled to receive an Officers' Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that such amendment, supplement or waiver is authorized and permitted by the terms of the Indenture and that all conditions precedent relating to such amendment, supplement or waiver have been complied with.

Defeasance

        The Company may, at its option and at any time, elect to have all of its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes issued under the Indenture ("legal defeasance") except for:

          (1)   the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, solely out of the trust referred to below;

          (2)   the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for Note payments held in trust;

          (3)   the rights, powers, trusts, duties, indemnities and immunities of the Trustee, and the Company's obligations in connection therewith; and

          (4)   the legal defeasance provisions of the Indenture.

        If the Company exercises the legal defeasance option, the obligations of the Guarantors under the Note Guarantees in effect at such time will be automatically released.

        The Company at any time may be released from its obligations described under "Description of Notes—Repurchase at the option of holders" and under the covenants described under "Description of

Notes—Certain covenants" (other than "Description of Notes—Certain covenants—Merger and consolidation") ("covenant defeasance").

        If the Company exercises the covenant defeasance option, the obligations of the Guarantors under the Note Guarantees in effect at such time will be automatically released.

        The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3) that resulted from failure of the Company to comply with its obligations under "Description of Notes—Certain covenants—Maintenance of Consolidated net worth," "Description of Notes—Certain covenants—Maintenance of consolidated unencumbered assets," "Description of Notes—Certain covenants—Maintenance of interest coverage" or "Description of Notes—Certain covenants—Limitation on incurrence of unsecured indebtedness", (4) (only with respect to covenants that are released as a result of such covenant defeasance), (5) (only with respect to covenants that are released as a result of such covenant defeasance), (6), (7), (8) (solely with respect to Significant Subsidiaries or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Subsidiaries) would constitute a Significant Subsidiary) or (9) under "Description of Notes—Events of default" above, and any such Event of Default will otherwise be inoperative for purposes of the Indenture.

        In order to exercise either legal defeasance or covenant defeasance under the Indenture:

          (1)   the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in amounts as will be sufficient, as confirmed, certified or attested to by an Independent Financial Advisor, without consideration of any reinvestment of interest, to pay the principal, premium, if any, and interest due on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

          (2)   in the case of legal defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

          (3)   in the case of covenant defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

          (4)   no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than the Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

          (5)   the Company has delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions, including that no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and assuming that no Holder is an "insider" of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

          (6)   the Company has delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company, any Guarantor or others;

          (7)   the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance, as the case may be, have been complied with; and

          (8)   the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be (which instructions may be contained in the Officers' Certificate referred to in clause (7) above).

Satisfaction and discharge

        The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when either:

          (1)   all Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust) have been delivered to the Trustee for cancellation; or

          (2)   (a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, as confirmed, certified or attested to by an Independent Financial Advisor, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as the case may be;

            (b)   no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than the Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

            (c)   the Company or any Guarantor has paid or caused to be paid all sums payable by the Company under the Indenture; and

            (d)   the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

        In addition, the Company shall deliver to the Trustee an Officers' Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) stating that all conditions precedent to satisfaction and discharge have been satisfied.

No personal liability of directors, officers, employees and stockholders

        No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Company or any Guarantor (other than the Company in respect of the Notes and each Guarantor in respect of its Notes Guarantee) shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities law.

Notices

        Notices given by publication will be deemed given on the first date on which publication is made, and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing. Notwithstanding any other provision of the Indenture or any Note, where the Indenture or any Note provides for notice of any event (including any notice of redemption) to any Holder of an interest in a global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC or any other applicable depositary for such Note (or its designee) according to the applicable procedures of DTC or such depositary.

Concerning the trustee

        Deutsche Bank Trust Company Americas is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

Governing law

        The Indenture provides that it, the Notes and any Note Guarantee will be governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

        "Additional Interest" means the interest payable as a consequence of the failure to effectuate in a timely manner the exchange offer and/or shelf registration procedures set forth in the Registration Rights Agreement.

        "Affiliate" means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. As used in this definition, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of the Company.

        "Aircraft Assets" means aircraft, airframes, engines (including spare engines), parts and pre-delivery payments relating to the foregoing.

        "ALC Maillot" means ALC Maillot Jaune Borrower, LLC, a Delaware limited liability company.

        "ALC Warehouse" means ALC Warehouse Borrower, LLC, a Delaware limited liability company.

        "Applicable Premium" means, with respect to a Note on any date of redemption, the greater of:

          (1)   1.0% of the principal amount of such Note, and

          (2)   the excess, if any, of (a) the present value as of such date of redemption of (i) 100% of the principal amount of such Note plus (ii) all required interest payments due on such Note through April 1, 2017 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (b) the then outstanding principal of such Note.

        "Board of Directors" means:

          (1)   with respect to a corporation, the Board of Directors of the corporation or (other than for purposes of determining Change of Control) the executive committee of the Board of Directors; and

          (2)   with respect to any other Person, the board or committee of such Person serving a similar function.

        "Business Day" means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

        "Capital Lease" means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

        "Capital Stock" of a Person means all equity interests in such Person, including any Common Stock, Preferred Stock, limited liability or partnership interests (whether general or limited), and all warrants or options with respect to, or other rights to purchase, the foregoing, but excluding Convertible Notes and Indebtedness (other than Preferred Stock) convertible into equity.

        "Cash and Cash Equivalents" means (1) cash and cash equivalents, as defined in accordance with GAAP, and (2) commercial paper, certificates of deposit, guaranteed investment contracts, repurchase agreements and similar securities where the obligor to the Company is rated A (or equivalent rating) or above by Fitch, S&P or Moody's (or in the case of commercial paper, rated P-1 or higher by Moody's or A-1 or higher by S&P).

        "Change of Control" means, an event or series of events by which:

          (1)   a "person" or "group" within the meaning of Section 13(d) of the Exchange Act other than the Company, a direct or indirect Subsidiary, or any employee or executive benefit plan of the Company and/or its Subsidiaries, has become the "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of the Company's Common Stock representing more than 50% of the total voting power of all Common Stock of the Company then outstanding and constituting Voting Stock;

          (2)   the consummation of (i) any consolidation or merger of the Company pursuant to which the Company's Common Stock will be converted into the right to obtain cash, securities of a Person other than the Company, or other property; or (ii) any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any other Person other than a direct or indirect Subsidiary of the Company; provided, however, that a transaction described in clause (i) or (ii) in which the holders of the Company's Common Stock immediately prior to such transaction own or hold, directly or indirectly, more than 50% of the voting power of all Common Stock of the continuing or surviving corporation or the transferee, or the parent thereof, outstanding immediately after such transaction and constituting Voting Stock shall not constitute a Change of Control; or

          (3)   during any period of 12 consecutive months, a majority of the members of the board of directors of the Company cease to be composed of individuals (i) who were members of the board on the first day of such period, (ii) whose election or nomination to the board was approved by individuals referred to in the immediately preceding clause (i) constituting at the time of such election or nomination at least a majority of the board, or (iii) whose election or nomination to the board was approved by individuals referred to in the immediately preceding clauses (i) and (ii) constituting at the time of such election or nomination at least a majority of the board.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

        "Common Stock" shall mean and include any class of capital stock of any corporation now or hereafter authorized, the right of which to share in distributions of either earnings or assets of such corporation is without limit as to any amount or percentage.

        "Consolidated Adjusted EBITDA" means, with reference to any period, Consolidated Net Income for such period plus, to the extent deducted in determining Consolidated Net Income, depreciation, amortization, interest expense, income taxes, stock-based compensation expense and any other non-cash, non-recurring losses or charges of the Company and its consolidated Subsidiaries.

        "Consolidated Interest Expense" means, for any period, all interest expense in respect of Indebtedness of the Company and its consolidated Subsidiaries deducted in determining Consolidated Net Income together with all interest capitalized or deferred during such period and not deducted in determining Consolidated Net Income for such period, excluding all debt discount and expense amortized or required to be amortized in the determination of Consolidated Net Income for such period.

        "Consolidated Net Income" means, with reference to any period, the net income (or loss) of the Company and its consolidated Subsidiaries for such period, on a consolidated basis, provided that there shall be excluded any net income, gain or losses during such period from (1) any change in accounting principles in accordance with GAAP, (2) any prior period adjustment resulting from any change in accounting principles in accordance with GAAP, (3) any discontinued operations and (4) any extraordinary items.

        "Consolidated Net Worth" means, at any time, shareholder's equity as reflected in the Company's consolidated financial statements.

        "Consolidated Unencumbered Assets" means the assets of the Company and its Subsidiaries on a consolidated basis, consisting of (1) Cash and Cash Equivalents and Marketable Securities, in each case to the extent not subject to a Lien (other than customary bankers' liens and rights of setoff and offset) and (2) non-pledged Aircraft Assets, valued at the net book value thereof.

        "Consolidated Unsecured Indebtedness" means Unsecured Indebtedness of the Company and its Subsidiaries, on a consolidated basis after eliminating intercompany items.

        "Convertible Notes" means Indebtedness of the Company that is optionally convertible into Common Stock of the Company (and/or cash based on the value of such Common Stock) and/or Indebtedness of a Subsidiary of the Company that is optionally exchangeable for Common Stock of the Company (and/or cash based on the value of such Common Stock).

        "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

        "Disqualified Capital Stock" means Capital Stock that by its terms is:

          (1)   required to be redeemed or redeemable at the option of the holder prior to the Stated Maturity of the Notes for consideration other than Qualified Capital Stock; or

          (2)   convertible at the option of the holder into Disqualified Capital Stock or exchangeable for Indebtedness.

        "DTC" means The Depository Trust Company.

        "Equity Offering" means a public offering for cash by the Company of its Common Stock other than (1) public offerings with respect to the Company's Common Stock registered on Form S-4 or S-8, (2) an issuance to any Subsidiary or (3) any offering of Common Stock issued in connection with a transaction that constitutes a Change of Control.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Exchange Notes" means Notes issued in a registered exchange offer pursuant to the Registration Rights Agreement.

        "Fitch" means Fitch Rating Service, Inc.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date.

        "Guarantor Subordinated Obligation" means any Indebtedness of a Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is subordinated or junior in right of payment to such Guarantor's Note Guarantee pursuant to a written agreement.

        "Guarantee" means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

          (a)   to purchase such Indebtedness or obligation or any property constituting security therefor;

          (b)   to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;

          (c)   to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or

          (d)   otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof.

        In any computation of the Indebtedness or other liabilities of the obligor under any Guarantee, the Indebtedness or other obligations that are the subject of such Guarantee shall be assumed to be direct obligations of such obligor to the extent of such obligor's liability with respect thereto.

        "Government Securities" means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a

Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depositary receipt.

        "Guarantor" means each Subsidiary that provides a Note Guarantee; provided that upon release or discharge of such Subsidiary from its Note Guarantee in accordance with the Indenture, such Subsidiary ceases to be a Guarantor.

        "Holder" means a Person in whose name a Note is registered on the Registrar's books.

        "Incur" means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and the terms "Incurred" and "Incurrence" have meanings correlative to the foregoing.

        "Indebtedness" with respect to any Person means, at any time, without duplication,

          (1)   its liabilities for borrowed money and its redemption obligations in respect of Preferred Stock that is mandatorily redeemable at the option of the holder thereof prior to Stated Maturity of the Notes;

          (2)   its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable and accrued expenses arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

          (3)   (a) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (b) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;

          (4)   all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

          (5)   all its reimbursement obligations in respect of drawn letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

          (6)   the net aggregate Swap Termination Value of all Swap Contracts of such Person; and

          (7)   any Guaranty of such Person with respect to liabilities of a type described in any of clauses (1) through (6) hereof.

        "Independent Financial Advisor" means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

        "interest" with respect to the Notes means interest with respect thereto, "Additional Interest," if any, and "Special Interest," if any.

        "Investment Grade Rating" means a rating equal to or higher than BBB- (or the equivalent) by S&P or Fitch, as applicable.

        "Issue Date" means March 16, 2012.

        "Joint Venture" means, as to any Person, any other Person designated as a "joint venture" (1) that is not a Subsidiary of such Person and (2) in which such Person owns less than 100% of the equity or voting interests.

        "Lien" means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person.

        "Marketable Securities" means either (1) debt securities that are rated BBB- or above by Fitch, BBB- or above by S&P, or Baa3 or above by Moody's or (2) senior debt securities of issuers that are rated BBB- or above by Fitch, BBB- or above by S&P, or Baa3 or above by Moody's.

        "Material" means material in relation to the business operations, financial condition or properties of the Company and its Subsidiaries taken as a whole.

        "Moody's" means Moody's Investors Service, Inc.

        "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

        "Non-Guarantor Subsidiary" means any Subsidiary that is not a Guarantor.

        "Non-Rating Period" means any period of time from and after the first anniversary of the Issue Date during which a publicly available rating on the Notes is not maintained by at least one Rating Agency. For avoidance of doubt, the Company shall not have the obligation to maintain any particular minimum rating or level of rating.

        "Note Guarantee" means, individually, any Guarantee of payment of the Notes and the Company's other Obligations under the Indenture by a Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees.

        "Non-Recourse Indebtedness" means with respect to any Person, any Indebtedness of such Person or its Subsidiaries that is, by its terms, recourse only to specific assets and non-recourse to the assets of such Person generally and that is neither guaranteed by any Affiliate (other than a Subsidiary) of such Person or would become the Obligation of any Affiliate (other than a Subsidiary) of such Person upon a default thereunder; provided, however, that the existence of a guarantee that is not a Guarantee of payment of Indebtedness shall not cause the related Indebtedness to fail to be Non-Recourse Indebtedness.

        "Obligations" means, with respect to Indebtedness, any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker's acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing such Indebtedness.

        "Offering Memorandum" means the offering memorandum, dated March 13, 2012, relating to the sale of the Notes.

        "Officer" means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company or, in the event that the Company is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of the Company. Officer of any Guarantor has a correlative meaning.

        "Officers' Certificate" means a certificate signed by two Officers of the Company, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer, or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.

        "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

        "Permitted Bond Hedge Transaction" means any call or capped call option (or substantively equivalent derivative transaction) on the Company's Common Stock purchased by the Company in connection with an issuance of any Convertible Notes; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Company from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Company from the sale of such Convertible Notes issued in connection with the Permitted Bond Hedge Transaction.

        "Permitted Warrant Transaction" means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on the Company's Common Stock sold by the Company substantially concurrently with any purchase by the Company of a related Permitted Bond Hedge Transaction.

        "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity.

        "Preferred Stock," means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

        "property" or "properties" means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

        "Qualified Capital Stock" means all Capital Stock of a Person other than Disqualified Capital Stock.

        "Rating Agency" means each of S&P and Fitch.

        "Registration Rights Agreement" means that certain Registration Rights Agreement dated as of the Issue Date by and between the Company and the initial purchaser set forth therein and, with respect to any Additional Notes, one or more substantially similar registration rights agreements among the Company and the other parties thereto, as such agreements may be amended from time to time.

        "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc.

        "SEC" means the United States Securities and Exchange Commission.

        "Secured Indebtedness" means any Indebtedness secured by a Lien.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

        "SPC Subsidiary" means a Special Aircraft Financing Entity that has acquired from a Person other than the Company or a Subsidiary a single Aircraft Asset and is prohibited by its organizational documents or loan documents or other related financing documents, without extension, replacement, modification or renewal thereof, from Incurring Indebtedness, other than the Indebtedness Incurred to finance such acquisition.

        "Special Aircraft Financing Entity" means (a) any Subsidiary of the Company (1) that is a borrower under a lending facility for the purpose of purchasing or financing Aircraft Assets, (2) that has no Indebtedness other than Indebtedness that is non-recourse to the Company and its Subsidiaries (other than (a) such Subsidiary and its Subsidiaries and (b) a limited recourse pledge of the equity of any such Subsidiary) and the payment of such Indebtedness is not guaranteed by or would become the obligation of the Company and its Subsidiaries (other than such Subsidiary and its Subsidiaries), and (3) that engages in no business other than the purchase, finance, lease, sale and management of Aircraft Assets and the ownership of special purpose entities engaged in such purchase, finance, lease, sale and management, and business incidental thereto and (b) any such special purpose entity described in the foregoing clause (a)(3) that is a Subsidiary of a Special Aircraft Financing Entity; provided that "Special Aircraft Financing Entity" shall include, without limitation, ALC Warehouse and ALC Maillot.

        "Specified Indebtedness" with respect to any Person, means any Indebtedness of such Person the outstanding principal amount of which equals at least $100.0 million.

        "Stated Maturity" means April 1, 2017.

        "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated or junior in right of payment to the Notes pursuant to a written agreement.

        "Subsidiary" means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership can ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Company.

        "Swap Contract" means (1) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, but without limitation, any options to enter into any of the foregoing), and (2) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement.

        "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (1) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (2) for any date prior to the date referenced in clause (1), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

        "Synthetic Lease" means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (1) that is accounted for as an operating lease under GAAP and (2) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

        "Treasury Rate" means as of any date of redemption of Notes the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to April 1, 2017; provided, however, that if the period from the redemption date to April 1, 2017 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to April 1, 2017 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

        "Unsecured Indebtedness" means Indebtedness as to which the obligor thereunder has not granted a Lien in favor of the holder(s) thereof as collateral security for the repayment of such Indebtedness; provided that for the avoidance of doubt obligations under Capital Leases and with respect to Swap Contracts shall not constitute Unsecured Indebtedness.

        "Voting Stock" means Capital Stock of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect the corporate directors (or Persons performing similar functions).

        "Wholly-Owned Subsidiary" means, at any time, any Subsidiary one hundred percent of all of the equity interests (except directors' qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company's other Wholly-Owned Subsidiaries at such time.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the material U.S. federal income tax considerations relating to the exchange of old notes for new notes by a holder in the exchange offer. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, judicial decisions, published positions of the Internal Revenue Service ("IRS"), and other applicable authorities, all as in effect as of the date hereof, and all of which are subject to change or differing interpretations (possibly with retroactive effect). We cannot assure you that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax consequences of the exchange of old notes for new notes. This discussion is limited to beneficial owners of old notes who purchased old notes for cash in the original issuance at their issue price within the meaning of Section 1273 of the Code, and the Treasury regulations thereunder, and who hold the old notes as capital assets within the meaning of Section 1221 of the Code (generally, for investment).

        This discussion does not purport to address all of the tax considerations that may be relevant to a particular beneficial owner of notes or to deal with all of the tax consequences that may be relevant to beneficial owners in special tax situations, such as:

  •
  tax consequences to dealers in securities or currencies, banks or other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, or traders in securities that elect to use a mark-to-market method of accounting for their securities;

  •
  tax consequences to persons holding notes as part of a straddle, hedge, conversion transaction, "synthetic security" or other integrated investment, or persons deemed to sell notes under the constructive sale provisions of the Code;

  •
  tax consequences to holders of notes whose "functional currency" is not the U.S. dollar;

  •
  tax consequences to investors in pass-through entities;

  •
  alternative minimum tax consequences, if any;

  •
  any state, local or foreign tax consequences; and

  •
  estate or gift tax consequences, if any.

        If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner will generally depend upon the status of the partner, the activities of the partnership, and certain determinations made at the partner level.

The Exchange

        The exchange of old notes for new notes in the exchange offer will not be treated as an "exchange" or otherwise as a taxable event for U.S. federal income tax purposes. Accordingly, a holder will not recognize gain or loss upon receipt of a new note in exchange for an old note pursuant to the exchange offer. The new notes will have the same U.S. federal income tax consequences to holders and the same tax attributes as the old notes with respect to holders, including, without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.

        You should consult your own tax advisor as to the particular tax consequences to you of an exchange of old notes for new notes, including the effect and applicability of state, local or foreign tax laws.

 CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the exchange of the old notes for the new notes and the holding of the new notes by (i) employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, "Similar Laws") and (iii) entities whose underlying assets are considered to include "plan assets" of any such plan, account or arrangement (each of (i), (ii) and (iii), a "Plan").

General fiduciary matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

        In considering an investment in the new notes with a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The exchange of the old notes for the new notes by an ERISA Plan with respect to which the issuer, the initial purchaser or the subsidiary guarantors, if any, are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

        In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or "PTCEs," that may provide exemptive relief for direct or indirect prohibited transactions resulting from the sale, acquisition or holding of the new notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent "qualified professional asset managers," PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts, and PTCE 96-23 respecting transactions determined by "in-house asset managers." In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the new notes nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

        Because of the foregoing, the new notes should not be acquired or held by any person investing "plan assets" of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

        Accordingly, by acceptance of a new note each holder of the old notes and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such holder of the old notes or transferee to acquire or hold the new notes constitutes assets of any Plan or governmental plan or (ii) the exchange of the old notes for the new notes and holding of the new notes by such holder or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

        The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering exchanging the old notes for the new notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the exchange of old notes for new notes and the holding and disposition of the new notes.

        Holders of the old notes have the exclusive responsibility for ensuring that their exchange of old notes for new notes and holding of the new notes comply with the fiduciary responsibility rules of ERISA and do not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws.

 PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for resales of new notes received for its own account in exchange for old notes that had been acquired as a result of market making or other trading activities ("participating broker-dealers"). We have agreed that until up to 180 days after the last date of acceptance of exchange we will make this prospectus, as it may be amended or supplemented, available to any participating broker-dealer for use in connection with any such resale. Any participating broker-dealers required to use this prospectus and any amendments or supplements to this prospectus for resales of the notes must notify us of this fact by checking the box on the letter of transmittal requesting additional copies of these documents or by writing or telephoning the exchange agent at the address or telephone number set forth in the letter of transmittal.

        Notwithstanding the foregoing, we are entitled under the Registration Rights Agreement to suspend the use of this prospectus by participating broker-dealers under specific circumstances. For example, we may suspend the use of this prospectus if:

  •
  the SEC or any state securities authority issues any stop order suspending the effectiveness of the registration statement to which this prospectus relates or initiates any proceedings for that purpose, or

  •
  any event occurs as a result of which the registration statement to which this prospectus relates or this prospectus contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or herein or necessary to make the statements therein or herein, in light of the circumstances under which they were made, not misleading.

        If we suspend the use of this prospectus, the 180-day period referred to above will be extended by a number of days equal to the period of the suspension.

        We will not receive any proceeds from any sale of new notes by broker-dealers or other persons. New notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on those notes or a combination of those methods, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer or the purchasers of the new notes. Any participating broker-dealer that resells new notes received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of these new notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealer and to indemnify the initial purchaser of the old notes, the holders of the old notes (including participating broker-dealers), their respective affiliates, directors and officers, and each person, if any, who controls any of the foregoing within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against specified liabilities, including certain liabilities under the Securities Act.

 LEGAL MATTERS

        Certain matters with respect to the new notes being issued in the exchange offer will be passed upon for us by Munger, Tolles & Olson LLP, Los Angeles, California.

EXPERTS

        The consolidated financial statements of Air Lease Corporation and its subsidiaries as of December 31, 2011 and 2010 and the year ended December 31, 2011 and the period from inception to December 31, 2010, appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, has been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

OFFER TO EXCHANGE
$1,000,000,000 of 5.625% Senior Notes due 2017
that have been registered under the Securities Act of 1933, as amended, for any and all outstanding 5.625% Senior Notes due 2017

PROSPECTUS
                        , 2012

DEALER PROSPECTUS DELIVERY OBLIGATION

        Until                        , 2012, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotment of subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Section 102(b)(7) of the Delaware General Corporation Law ("DGCL") allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

        Our restated certificate of incorporation provides for this limitation of liability.

        Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        Our second amended and restated bylaws provide for the indemnification of officers and directors of our Company consistent with Section 145 of the DGCL.

        The indemnification rights set forth above are not exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our restated certificate of incorporation, our amended and restated bylaws, agreement, vote of stockholders or directors or otherwise. We also entered into indemnification agreements with our directors that generally provide for mandatory indemnification to the fullest extent permitted by law.

        Delaware law also provides that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against any liability asserted against and incurred by such person, whether or not the corporation would have the power to indemnify such person against such liability. We maintain, at our expense, an insurance policy that insures our officers and directors, subject to customary exclusions and deductions, against specified liabilities that may be incurred in those capacities.

Item 21.    Exhibits

Exhibit Number		Description
4.1	*	Indenture, dated as of March 16, 2012, between Air Lease Corporation and Deutsche Bank Trust Company Americas, as Trustee
4.2	*	Registration Rights Agreement, dated as of March 16, 2012, between Air Lease Corporation and J.P. Morgan Securities LLC
4.3		Form of 5.625% Senior Note due 2017 (included in Exhibit 4.1)
5.1		Opinion of Munger, Tolles & Olson LLP
12.1		Computation of Ratio of Earnings to Fixed Charges
21.1		List of Subsidiaries of Air Lease Corporation
23.1		Consent of KPMG LLP
23.2		Consent of Munger, Tolles & Olson LLP (included in Exhibit 5.1)
24.1		Power of Attorney (included in the signature pages hereto)
25.1		Statement of Eligibility of Trustee, Deutsche Bank Trust Company Americas, on Form T-1
99.1		Form of Letter of Transmittal
99.2		Form of Notice of Guaranteed Delivery
99.3		Form of Letter to Broker, Dealers, Commercial Banks, Trust Companies and Other Nominees
99.4		Form of Letter to Clients

*
Incorporated by reference to the exhibit of the same number filed with the Company's Current Report on Form 8-K filed with the SEC on March 19, 2012.

Item 22.    Undertakings

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for purposes of determining any liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

             (ii)  any free writing prospectus relating to the offering prepared by or on behalf of such registrant or used or referred to by the undersigned registrants;

            (iii)  the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of such registrant; and

            (iv)  any other communication that is an offer in the offering made by such registrant to the purchaser.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   The undersigned registrant hereby undertakes that:

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (d)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (e)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Angeles, State of California, on September 4, 2012.

AIR LEASE CORPORATION
By:	/s/ JOHN L. PLUEGER
	Name:	John L. Plueger
	Title:	President & Chief Operating Officer

POWER OF ATTORNEY

        Each person whose signature appears below hereby constitutes and appoints Steven F. Udvar-Házy, John L. Plueger and Grant A. Levy, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to execute for him and in his name, place and stead, in any and all capacities, any and all amendments (including post-effective amendments) to this registration statement as the attorney-in-fact and to file the same, with all exhibits thereto and any other documents required in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and their substitutes, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEVEN F. UDVAR-HÁZY Steven F. Udvar-Házy	Chairman and Chief Executive Officer (Principal Executive Officer)	September 4, 2012
/s/ JOHN L. PLUEGER John L. Plueger	President, Chief Operating Officer and Director	September 4, 2012
/s/ GREGORY B. WILLIS Gregory B. Willis	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 4, 2012
/s/ JOHN G. DANHAKL John G. Danhakl	Director	September 4, 2012

Signature	Title	Date

/s/ MATTHEW J. HART Matthew J. Hart	Director	September 4, 2012
/s/ ROBERT A. MILTON Robert A. Milton	Director	September 4, 2012
/s/ ANTONY P. RESSLER Antony P. Ressler	Director	September 4, 2012
/s/ WILBUR L. ROSS, JR. Wilbur L. Ross, Jr.	Director	September 4, 2012
/s/ IAN M. SAINES Ian M. Saines	Director	September 4, 2012

Signature	Title	Date

/s/ DR. RONALD D. SUGAR Dr. Ronald D. Sugar	Director	September 4, 2012

EXHIBIT INDEX

Exhibit Number		Description
4.1	*	Indenture, dated as of March 16, 2012, between Air Lease Corporation and Deutsche Bank Trust Company Americas, as Trustee
4.2	*	Registration Rights Agreement, dated as of March 16, 2012, between Air Lease Corporation and J.P. Morgan Securities LLC
4.3		Form of 5.625% Senior Note due 2017 (included in Exhibit 4.1)
5.1		Opinion of Munger, Tolles & Olson LLP
12.1		Computation of Ratio of Earnings to Fixed Charges
21.1		List of Subsidiaries of Air Lease Corporation
23.1		Consent of KPMG LLP
23.2		Consent of Munger, Tolles & Olson LLP (included in Exhibit 5.1)
24.1		Power of Attorney (included in the signature pages hereto)
25.1		Statement of Eligibility of Trustee, Deutsche Bank Trust Company Americas, on Form T-1
99.1		Form of Letter of Transmittal
99.2		Form of Notice of Guaranteed Delivery
99.3		Form of Letter to Broker, Dealers, Commercial Banks, Trust Companies and Other Nominees
99.4		Form of Letter to Clients

*
Incorporated by reference to the exhibit of the same number filed with the Company's Current Report on Form 8-K filed with the SEC on March 19, 2012.